Exhibit 4.11

Textainer Marine Containers II Limited

Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Indenture Trustee

______________________________

SECOND AMENDED AND RESTATED SERIES 2012-1 SUPPLEMENT

Dated as of August 31, 2017

to

SECOND AMENDED AND RESTATED INDENTURE

Dated as of August 31, 2017

______________________________

SERIES 2012-1 NOTES

CERTIFIED TRUE AND CORRECT COPY

_________________________________

Name: Michael McGrath

Title: Partner

Occupation: Attorney

Address: Dentons US LLP

               1221 Avenue of the Americas

               New York, NY 10020

Date: August 31, 2017

Table of Contents

Page

ARTICLE I Definitions; Calculation Guidelines	1
Section 101.	Definitions1
ARTICLE II Creation of the Series 2012-1 Notes	11
Section 201.	Designation11
Section 202.	Interest Payments on the Series 2012-1 Notes; Fees; Calculations13
Section 203.	Principal Payments on the Series 2012-1 Notes; Prepayment of Principal on the Series 2012-1 Notes14
Section 204.	Amounts and Terms of Series 2012-1 Noteholder Commitments; Payments16
Section 205.	Taxes16
Section 206.	Illegality18
Section 207.	Inability to Determine Rates19
Section 208.	Increased Costs; Reserves on LIBOR Rate Loans19
Section 209.	Replacement of Series 2012-1 Noteholder; Survival21
Section 210.	Defaulting Noteholders21
Section 211.	Payment on the Series 2012-1 Notes23
ARTICLE III Series 2012-1 Series Account and Allocation and Application of Amounts Therein	23
Section 301.	Series 2012-1 Series Account23
Section 302.	Drawing Funds from the Restricted Cash Account and Letters of Credits23
Section 303.	Distribution from Series 2012-1 Series Account24
ARTICLE IV Additional Covenants and Agreements	26
Section 401.	Rule 144A26
Section 402.	Depreciation Policy27
Section 403.	Perfection Requirements27
Section 404.	United States Federal Income Tax Election27
Section 405.	OFAC Matters27
Section 406.	Consent to Series Issuance27
Section 407.	Additional Series27
Section 408.	Use of Proceeds28
ARTICLE V Conditions of Effectiveness of Amendment and Restatement of Supplement and Future Lending	28
Section 501.	Effectiveness of Amendment and Restatement of this Supplement28
Section 502.	Subsequent Advances on Series 2012-1 Notes29
ARTICLE VI Representations and Warranties	30
Section 601.	Existence30
Section 602.	Authorization30

i

Section 603.	No Conflict, Legal Compliance31
Section 604.	Validity and Binding Effect31
Section 605.	Financial Statements31
Section 606.	Place of Business31
Section 607.	No Agreements or Contracts31
Section 608.	Consents and Approvals31
Section 609.	Margin Regulations32
Section 610.	Taxes32
Section 611.	Investment Company Act of 194032
Section 612.	Solvency and Separateness.32
Section 613.	Title; Liens33
Section 614.	No Existing Events33
Section 615.	Litigation and Contingent Liabilities34
Section 616.	Subsidiaries34
Section 617.	No Partnership34
Section 618.	Pension and Welfare Plans34
Section 619.	Ownership of Issuer34
Section 620.	Use of Proceeds34
Section 621.	Security Interest Representations35
Section 622.	FATCA.37
Section 623.	Other Series of Notes37
Section 624.	Survival of Representations and Warranties37
ARTICLE VII Miscellaneous Provisions	37
Section 701.	Ratification of Indenture37
Section 702.	Counterparts38
Section 703.	Governing Law38
Section 704.	Notices38
Section 705.	Amendments, Waivers and Modifications of this Supplement38
Section 706.	Consent to Jurisdiction40
Section 707.	Waiver of Jury Trial40
Section 708.	Successors40
Section 709.	Nonpetition Covenant40
Section 710.	Transactions Under Prior Agreement41
Section 711.	Reports, Financing Statements and other Information to Series 2012-1 Noteholders41
Section 712.	Patriot Act41
Section 713.	Definitive Notes41
Section 714.	Noteholder Information42

EXHIBITS

EXHIBIT AForm of Series 2012-1 Note

SCHEDULES

Schedule 1 - Minimum Targeted Principal Balance Percentage

- ii -

Schedule 2 - Scheduled Targeted Principal Balance Percentage

- iii -

SECOND AMENDED AND RESTATED SERIES 2012-1 SUPPLEMENT, dated as of August __, 2017 (as amended, modified and supplemented from time to time in accordance with the terms hereof, this “Supplement”), between TEXTAINER MARINE CONTAINERS II LIMITED, an exempted company incorporated and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

WHEREAS, pursuant to the Series 2012-1 Supplement, dated as of May 1, 2012 (as amended and restated on September 15, 2014 and as further amended and supplemented from time to time in accordance with its terms, the “Prior Agreement”), between the Issuer and the Indenture Trustee, the Issuer issued the Series 2012-1 Notes; and

WHEREAS, the Issuer and the Indenture Trustee (acting at the direction of all of the Series 2012-1 Noteholders) desire to amend certain provisions of the Prior Agreement and, for ease of reference, to restate in its entirety the terms and conditions of the Supplement;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
Definitions; Calculation Guidelines

Definitions

.  Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Aggregate Series 2012-1 Note Principal Balance” means, as of any date of determination, an amount equal to the sum of the then Series 2012-1 Note Principal Balances of all Series 2012-1 Notes then Outstanding.

“Aggregate Series 2012-1 Note Commitment” shall have the meaning set forth in the Series 2012-1 Note Purchase Agreement.

“Applicable Margin” means with respect to each Interest Accrual Period, one of the following amounts for any outstanding Series 2012-1 Advance:

(A)	for each day occurring prior to the Conversion Date, one and nine tenths percent (1.90%) per annum; or
(B)	for each day on or subsequent to the Conversion Date, three and one quarter percent (3.25%) per annum.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the highest of (i) the Federal Funds Effective Rate in effect on such date plus one half of one percent (0.50%), (ii) the Prime Rate in effect on such date and (iii) the LIBOR Rate in effect on such date plus 1.00%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective on the opening of business on the date of such change.

“Base Rate Loan” means any Series 2012-1 Advance that bears interest that is calculated based on the Base Rate.

“Breakage Costs” means any amount or amounts as shall compensate a Series 2012-1 Noteholder for any loss, cost or expense incurred by such Series 2012-1 Noteholder or a member of its Related Group in connection with funding obtained by it with respect to a Series 2012-1 Advance (as reasonably determined by the related Series 2012-1 Noteholder in its sole discretion) as a result of (i) the failure of the Issuer to accept funding of a Series 2012-1 Advance in accordance with a Funding Notice submitted by Issuer, or (ii) the failure of the Issuer to make a prepayment in accordance with the terms of any of the Indenture, this Supplement or the Series 2012-1 Note Purchase Agreement, or (iii) the Issuer making a payment of principal on a Series 2012-1 Note on a day other than a Payment Date.  Nothing contained herein shall obligate the Issuer to pay Breakage Costs with respect to any prepayment actually made by the Issuer on a Payment Date.

“Change in Law” means the occurrence, after the Restatement Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlement, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities pursuant to Basel III, and (z) the implementation or application of, or compliance with, CRD IV (as defined below) or CRR (as defined below), or any law or regulation that implements or applies CRD IV or CRR shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued or implemented.  As used herein, “CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC, and “CRR” means regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.

“Control Party” means, with respect to Series 2012-1 Notes, the Majority of Holders of the Series 2012-1 Notes.

“Conversion Date” means the earlier to occur of (i) the date on which a Conversion Event occurs, and (ii) the date set forth in Section 2.5 of the Series 2012-1 Note Purchase Agreement, as such date in this clause (ii) may be extended from time to time in accordance with the terms, and subject to the conditions, of Section 2.5 of the Series 2012-1 Note Purchase Agreement.

“Conversion Event” means the earlier to occur of (x) the date on which an Early Amortization Event occurs and (y) any Payment Date on which the then aggregate unpaid principal balance of any other Series of Notes issued by the Issuer exceeds the Minimum Targeted Principal

Balance of such Series (determined after giving effect to any Minimum Principal Payment Amount actually paid on such Payment Date).  If the Conversion Event occurs as the result of the occurrence of an Early Amortization Event, then any subsequent cure of such Early Amortization Event will not restore the ability of the Issuer to request Series 2012-1 Advances from a Series 2012-1 Noteholder without the consent of such Series 2012-1 Noteholder.

“Default Interest” means, for any Payment Date, the incremental amount of interest payable in accordance with Section 202(c) hereof.

“Defaulting Noteholder” means any Series 2012-1 Noteholder (or, if applicable, any member of its Related Group that (a) has failed to fund any portion of any Series 2012-1 Advances required to be funded by it hereunder or under the Series 2012-1 Note Purchase Agreement, including any funding to be made in respect of a Delaying Noteholder, within two Business Days of the date required to be funded by it hereunder, unless such Series 2012-1 Noteholder is a Delaying Noteholder, (b) has otherwise failed to pay over to the Administrative Agent or any other Series 2012-1 Noteholder any other amount required to be paid by it under the Series 2012-1 Related Documents within two Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified the Issuer (or any of its Affiliates) or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (d) has failed, within three Business Days after written request by the Administrative Agent or the Issuer, to confirm in writing to the Administrative Agent and the Issuer that it will comply with its prospective funding obligations hereunder (provided that such Noteholder shall cease to be a Defaulting Noteholder pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Issuer), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Series 2012-1 Noteholder shall not be a Defaulting Noteholder solely by virtue of the ownership or acquisition of any equity interest in that Series 2012-1 Noteholder or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Series 2012-1 Noteholder with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Series 2012-1 Noteholder (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Series 2012-1 Noteholder.  Any determination by the Administrative Agent that a Series 2012-1 Noteholder is a Defaulting Noteholder under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Series 2012-1 Noteholder shall be deemed to be a Defaulting Noteholder (subject to Section 210(c)) upon delivery of written notice of such determination to the Issuer and each Series 2012-1 Noteholder.  For purposes of the Series 2012-1 Related Documents, a Delaying Noteholder shall not be a Defaulting Noteholder solely as a result of its status as a Delaying Noteholder.  A Delaying Noteholder will be classified as a Defaulting Noteholder if such Delaying Noteholder fails to fund a Delayed Amount on the related Delaying Funding Date.

“Delaying Funding Notice” shall have the meaning set forth in the Series 2012-1 Note Purchase Agreement.

“Delaying Noteholder” shall have the meaning set forth in the Series 2012-1 Note Purchase Agreement.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“DSCR Sweep Event” shall have the meaning set forth in the Indenture.

“Eurodollar Reserve Percentage” means, for any day during any Interest Accrual Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Excluded Taxes” means (i) taxes imposed by the jurisdiction in which that Indemnified Party’s principal office is located (and/or the office where such Indemnified Party books its investment in its Series 2012-1 Note) on all or part of the net income, profits or gains of such Indemnified Party and (ii) interest, penalties, and additions thereto arising out of such Indemnified Party’s gross negligence.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, and determined by the Administrative Agent or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“FATCA” mean, Sections 1471 through 1474 of the Code, as amended, any regulations thereunder or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (including any foreign legislation, rules, regulations, guidance notes or other, similar guidance adopted pursuant to or implementing such agreements) entered into in connection with such Sections.

“FATCA Withholding Tax” means, any withholding or deduction made pursuant to FATCA in respect to any payment.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means each fee letter, dated on or about the Restatement Date, between the Issuer and each Series 2012-1 Noteholder (or its designated representative).

“Funding Notice” has the meaning set forth in the Series 2012-1 Note Purchase Agreement.

“Increased Costs” means any fee, expense, increased cost or reduction in rate of return on capital charged to or incurred by an Indemnified Party on account of the occurrences set forth in Section 208 hereof.

“Indemnified Party” shall have the meaning set forth in Section 205(a) hereof.

“Interest Accrual Period” means the period commencing on, and including, a Payment Date and ending on but excluding the next succeeding Payment Date; provided, however, the first Interest Accrual Period with respect to any Loan shall commence on the funding date of such Loan and end on (but exclude) the next Payment Date.

“Lending Office” means, as to any Series 2012-1 Noteholder, the office or offices of such Series 2012-1 Noteholder designated the office from which the Series 2012-1 Advances are funded, or such other office or offices as a Series 2012-1 Noteholder may from time to time notify the Issuer and the Administrative Agent.

“LIBOR Business Day” means any day other than a Saturday or Sunday or holiday on which Dollar deposits are conducted between banks in the London international market.

“LIBOR Loan” means any Series 2012-1 Advance for which interest is determined based on the LIBOR Rate.

“LIBOR Rate” means, for each Interest Accrual Period, means

(a)	for any Interest Accrual Period with respect to a LIBOR Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“LIBOR Base Rate” means the rate per annum equal to (i) the ICE Benchmark Administration Limited LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) LIBOR Business Days prior to the commencement of such Interest Accrual Period, for Dollar deposits (for delivery on the first day of such Interest Accrual Period) with a term equivalent to such Interest Accrual Period, or (ii) if BBA LIBOR continues to exist and to be reported but is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Accrual Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Accrual Period would be offered by Wells Fargo Bank N.A. or its affiliates to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the commencement of such Interest Accrual Period or (iii) if BBA LIBOR ceases to exist or to be reported, the rate proposed or recommended (whether by letter, protocol, publication or standard terms or otherwise), by the Loan Syndication and Transfer Association as a replacement for BBA LIBOR; and

(b)	for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00 – Eurodollar Reserve Percentage

Where, “LIBOR Base Rate” means the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) LIBOR Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day, or (ii) if LIBOR continues to exist and to be reported but is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Wells Fargo Bank N.A. or its affiliates to major banks in the London interbank Eurodollar market at their request at the date and time of determination or (iii) if BBA LIBOR ceases to exist or to be reported, the rate proposed or recommended (whether by letter, protocol, publication or standard terms or otherwise), by the Loan Syndication and Transfer Association as a replacement for BBA LIBOR.

If no quoted rate exists for a period equal to the duration of the Interest Accrual Period, the LIBOR Rate or LIBOR Base Rate, as the case may be, shall be interpolated on a straight basis using the offered rate for the closest quoted period shorter than such Interest Accrual Period and the closest quoted period longer than such Interest Accrual Period.

If the LIBOR Rate or LIBOR Base Rate, as the case may be, as determined in accordance with the foregoing procedures, is determined to be less than zero, then the LIBOR Rate or LIBOR Base Rate, as the case may be, will be deemed to be zero.

“Loan” means an extension of credit made by, or on behalf of, a Series 2012-1 Noteholder to the Issuer pursuant to Section 204 hereof.

“Majority of Holders” means, with respect to the Series 2012-1 Notes as of any date of determination, one or more Series 2012-1 Noteholders representing more than fifty percent (50%) of the then aggregate Series 2012-1 Note Commitments of all Series 2012-1 Noteholders (or, if the Conversion Date has occurred, the then Aggregate Series 2012-1 Note Principal Balance); provided however, that the Series 2012-1 Note Commitments (or, if applicable, Series 2012-1 Note Principal Balance) of any Person classified as a Defaulting Noteholder on such date of determination shall be excluded for purposes of determining the Majority of Holders for Series 2012-1 Notes except to the extent expressly set forth in Section 210.

“Manager Report” shall have the meaning set forth in the Management Agreement.

“Minimum Principal Payment Amount” means, for the Series 2012-1 Notes on any Payment Date, one of the following:

(1)	for any Payment Date on or prior to the Conversion Date, zero;
(2)

for any Payment Date following the Conversion Date, the excess, if any, of (x) the Aggregate Series 2012-1 Note Principal Balance, over (y) the Minimum Targeted Principal Balance for the Series 2012-1 Notes for such Payment Date.

“Minimum Targeted Principal Balance” means for the Series 2012-1 Notes for each Payment Date subsequent to the Conversion Date, an amount equal to the product of (x) the Aggregate Series 2012-1 Note Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of months elapsed from the Conversion Date; it being agreed that if the Conversion Date does not occur on a Payment Date, the number of months calculation shall commence with the Payment Date immediately following the Conversion Date) on Schedule 1 hereto under the column entitled “Minimum Targeted Principal Balance”.

“Note” means any Series 2012-1 Note.

“Noteholder Tax Identification Information” means, properly completed and signed tax certifications (generally, in the case of U.S. Federal Income Tax, IRS Form W-9 (or applicable successor form) in the case of a person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code).

“Other Taxes” shall have the meaning set forth in Section 205(b) hereof.

“Overdue Rate” means an interest rate per annum equal to the sum of (i) the interest rate otherwise in effect hereunder plus (ii) two percent (2%).

“Payment Date” shall have the meaning set forth in Section 201(b) hereof.

“Permitted Interest Withdrawal” shall have the meaning set forth in Section 302(a) hereof.

“Permitted Principal Withdrawal” shall have the meaning set forth in Section 302(b) hereof.

“Prime Rate” means the rate announced by Wells Fargo Bank, National Association (or any successor thereto), from time to time as its “prime rate” or “base rate” in the United States, such rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo Bank, National Association (or any successor thereto) in connection with extensions of credit to debtors.  For sake of clarity, the references to Wells Fargo Bank, National Association in the two preceding sentences are not intended to refer to the initial Indenture Trustee.

“Pro Rata” means in accordance with the Pro Rata Share of each Series 2012-1 Noteholder.

“Pro Rata Share” means, with respect to each Series 2012-1 Noteholder as of any date of determination, a ratio (expressed as a percentage) the numerator of which is equal to the Series 2012-1 Note Commitment (or, if the Conversion Date has occurred, the Series 2012-1 Note Principal Balance) of such Series 2012-1 Noteholder and the denominator of which is equal to the Aggregate Series 2012-1 Note Commitments (or, if the Conversion Date has occurred, the Aggregate Series 2012-1 Note Principal Balance).

“Purchaser” shall have the meaning set forth in the Series 2012-1 Note Purchase Agreement.

“Rating Agency Condition” means, in addition to the meaning set forth in the Indenture, that so long as no Rating Agency maintains a rating on the Series 2012-1 Notes, the Control Party for the Series 2012-1 Notes shall also have consented to the applicable action or decision.

“Related Group” shall have the meaning set forth in the Series 2012-1 Note Purchase Agreement.

“Residual Cash Sweep” has the meaning set forth in the Indenture.

“Restatement Date” means August 31, 2017.

“Scheduled Principal Payment Amount” means, for the Series 2012-1 Notes for any Payment Date, one of the following:

(1)	for any Payment Date on or prior to the Conversion Date, zero (0); or
(2)

for any Payment Date following the Conversion Date, the excess, if any, of (x) the then Aggregate Series 2012-1 Note Principal Balance (determined after giving effect to any payment of the Minimum Principal Payment Amount for the Series 2012-1 Notes on such Payment Date), over (y) the Scheduled Targeted Principal Balance for the Series 2012-1 Notes for such Payment Date.

“Scheduled Targeted Principal Balance” means, for the Series 2012-1 Notes for each Payment Date subsequent to the Conversion Date, an amount equal to the product of (x) the Aggregate Series 2012-1 Note Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of months elapsed from the Conversion Date; it being agreed that if the Conversion Date does not occur on a Payment Date, the number of months calculation shall commence with the Payment Date immediately following the Conversion Date) on Schedule 2 hereto under the column entitled “Scheduled Targeted Principal Balance”.

“Series 2012-1” means the Series of Notes the terms of which are specified in this Supplement.

“Series 2012-1 Advance” means any advance of funds made by, or on behalf of, a Series 2012-1 Noteholder pursuant to Section 204 hereof.

“Series 2012-1 Legal Final Payment Date” means, with respect to the Series 2012-1 Notes, the Payment Date which is the fourth (4th) annual anniversary of the Conversion Date or, if the Conversion Date is not a Payment Date, the Payment Date immediately following such Conversion Date.

“Series 2012-1 Note” means any one of the notes issued pursuant to the terms hereof, substantially in the form of Exhibit A hereto, and shall include any and all replacements or substitutions of such notes.

“Series 2012-1 Note Commitment” means, for each Series 2012-1 Noteholder (excluding, however, any Series 2012-1 Noteholder which is a CP Purchaser), the commitment of such Series 2012-1 Noteholder to fund Series 2012-1 Advances in an aggregate amount outstanding at any point in time not to exceed the amount set forth opposite such Series 2012-1 Noteholder name on Schedule II to the Series 2012-1 Note Purchase Agreement, as such amount may be modified in accordance with the terms thereof.  After the Conversion Date, the Series 2012-1 Note Commitment for each Series 2012-1 Noteholder shall be equal to the then Series 2012-1 Note Principal Balance of the Series 2012-1 Note owned by such Series 2012-1 Noteholder.

“Series 2012-1 Note Interest Payment” means, for each Payment Date, an amount equal to the interest payable on such Payment Date on all unpaid Series 2012-1 Advances pursuant to Section 202(a) of this Supplement, assuming that the Applicable Margin used in such interest calculation is the amount set forth in clause (A) of the definition of “Applicable Margin”.

“Series 2012-1 Note Principal Balance” means, with respect to any Series 2012-1 Note as of any date of determination, an amount equal to the excess of (x) all Series 2012-1 Advances made by or on behalf of the related Series 2012-1 Noteholder, over (y) the cumulative amount of all Minimum Principal Payment Amounts, Scheduled Principal Payment Amounts, Supplemental Principal Payment Amounts and any other Prepayments actually paid to the related Series 2012-1 Noteholder.

“Series 2012-1 Note Purchase Agreement” means the Second Amended and Restated Series 2012-1 Note Purchase Agreement, dated as of the Restatement Date, among the Issuer, TL, and the Series 2012-1 Noteholders named therein pursuant to which document the Series 2012-1 Noteholders agreed to purchase the Series 2012-1 Notes and make Series 2012-1 Advances, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Series 2012-1 Noteholder” means, at any time of determination for the Series 2012-1 Notes, any Person in whose name a Series 2012-1 Note is registered in the Note Register, and shall be deemed to include each Purchaser and each related CP Purchaser.

“Series 2012-1 Related Documents” means any and all of the Indenture, this Supplement (including any documents necessary to effectuate an increase in the Aggregate Series 2012-1 Note Commitment, as provided for in the Series 2012-1 Note Purchase Agreement), the Series 2012-1 Notes, the Management Agreement, the Container Sale Agreement, the Container Transfer Agreement, the Series 2012-1 Note Purchase Agreement, the Administration Agreement, the Manager Transfer Facilitator Agreement, each Interest Rate Hedge Agreement (upon execution thereof), each Fee Letter and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the Issuer with respect to the issuance and sale of the Series 2012-1 Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed.

“Series 2012-1 Series Account” means the account established by the Issuer with the Indenture Trustee into which funds are deposited from the Trust Account pursuant to Section 303 of the Indenture.

“Step Up Warehouse Fee” means, for each Payment Date, the amount of the fee set forth in Section 202(b) of this Supplement that is payable with respect to that period of time during the related Interest Accrual Period which a DSCR Sweep Event is continuing.

“Super Majority of Holders” means, with respect to the Series 2012-1 Notes as of any date of determination, Series 2012-1 Noteholders that, in aggregate, represent more than sixty six and two thirds percent (66 2/3%) of the then aggregate Series 2012-1 Note Commitments of all Series 2012-1 Noteholders (or, if the Conversion Date has occurred, the then Aggregate Series 2012-1 Note Principal Balance); provided however, that the Related Groups and Series 2012-1 Note Commitments (or, if applicable, Series 2012-1 Note Principal Balance) of any Person classified as a Defaulting Noteholder on such date of determination shall be excluded for purposes of determining the Super Majority of Holders for Series 2012-1 Notes except to the extent expressly set forth in Section 210.

“Supplemental Principal Payment Amount” means that portion of the Supplement Principal Payment Amount (as defined in the Indenture) that has been allocated to Series 2012-1 in accordance with the provisions of Section 302(e) of the Indenture.

“Taxes” shall have the meaning set forth in Section 205(a) hereof.

“Unused Commitment” means, with respect to any date of determination, the excess of (i) the Aggregate Series 2012-1 Note Commitment then in effect, over (ii) the Aggregate Series 2012-1 Note Principal Balance of such date of determination, measured after giving effect to all Series 2012-1 Advances made and all principal payments to be received on such date of determination.

“Unused Fee” shall have the meaning set forth in Section 202(e) hereof.

“Unused Fee Percentage” means, as of any date of determination, one of the following:

(A)

if the quotient (expressed as a percentage) obtained by dividing (y) the Aggregate Series 2012-1 Note Principal Balance on such date of determination, by (y) the Aggregate Series 2012-1 Note Commitments on such date of determination, shall be less than fifty percent (50%) as of such date of determination, forty five hundredths of one percent (0.45%) per annum; or

(B)	if clause (A) is not applicable, three hundred sixty five thousandths of one percent (0.365%) per annum.

“Warehouse Note Increased Interest” means, for each Payment Date occurring after the Conversion Date, the interest payable on such Payment Date on all unpaid Series 2012-1 Advances pursuant to Section 202(a) of this Supplement, assuming that the interest rate used in such calculation is one and thirty five hundredths percent (1.35%) per annum (i.e., Applicable Margin of 3.25% subsequent to Conversion Date minus 1.90% prior to such Conversion Date).

(b)	Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture or, if not defined therein, as defined in the Series 2012-1 Note Purchase Agreement.

ARTICLE II
Creation of the Series 2012-1 Notes

Designation

.

(a)There is hereby created a Series of Notes issued in one Class pursuant to the Indenture and this Supplement known as “Textainer Marine Containers II Limited Floating Rate Asset-Backed Notes, Series 2012-1”.  The Series 2012-1 Notes were previously issued in the initial maximum principal balance of One Billion, Two Hundred Million Dollars ($1,200,000,000).  The Series 2012-1 Notes will not have priority over any other Series, except to the extent set forth in the Supplement for such other Series.

(b)The Payment Date with respect to the Series 2012-1 Notes shall be the fifteenth (15th) calendar day of each month (or, if such day is not a Business Day, the immediately following Business Day).

(c)Payments of principal on the Series 2012-1 Notes shall be payable from funds on deposit in the Series 2012-1 Series Account or otherwise at the times and in the amounts set forth in Article III of the Indenture and Article III hereof.

(d)Each Series 2012-1 Note is classified as a “Senior Note” and “Warehouse Note”, as such term is used in the Indenture.

(e)No Enhancement Agreement is in effect with respect to the Series 2012-1 Notes on the Restatement Date.

(f)The Series 2012-1 Notes are not rated by any Rating Agency on the Restatement Date.  Accordingly, so long as no Rating Agency maintains a public rating for the Series 2012-1 Notes, the term “Rating Agency Condition”, as used in the Related Documents, shall have the meaning set forth in this Supplement.

(g)The Series 2012-1 Legal Final Payment Date shall also constitute the Expected Final Payment Date for the purposes of this Supplement and the Series 2012-1 Notes.

(h)For purposes of the Indenture, a “Permitted Payment Date Withdrawal” for the Series 2012-1 Notes shall mean, for any Payment Date, either or both of the Permitted Interest Withdrawal for such Payment Date and the Permitted Principal Withdrawal for such Payment Date.

(i)For purposes of this Supplement, the “Interest Payment” for each Payment Date referenced in the Indenture shall mean an amount equal to the sum of the Series 2012-1 Note Interest Payment for such Payment Date and the Unused Fee for such Payment Date.

(j)In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions hereof shall govern.

Section 201A	Series 2012-1 Notes.

(a)The Issuer has previously signed, and the Indenture Trustee has authenticated, and each Series 2012-1 Noteholder has received, a Series 2012-1 Note with a maximum principal balance equal to its Series 2012-1 Note Commitment.  All such Series 2012-1 Notes shall remain in effect on the Restatement Date and all Series 2012-1 Advances that remain unpaid as the Restatement Date shall remain a valid obligation of the Issuer entitled to the benefits of the Series 2012-1 Related Documents.  Each Series 2012-1 Noteholder (or its designee) shall maintain records of all Series 2012-1 Advances and repayments made on each Series 2012-1 Note, which records shall, absent manifest error, be conclusive.

(b)In connection with any assignment or transfer of a Series 2012-1 Note made in accordance with the terms of the Related Documents, or an increase in the Series 2012-1 Note Commitments made in accordance with the terms of the Series 2012-1 Related Documents, the Issuer shall execute and deliver, and the Indenture Trustee shall in accordance with the direction of the Issuer, authenticate additional Series 2012-1 Notes.

(c)The Issuer shall pay interest on the Series 2012-1 Notes at the rates and in the manner set forth in Section 202 hereof.  The unpaid principal amount of the Series 2012-1 Notes and all unpaid interest accrued thereon, together with any unpaid Unused Fees, Warehouse Note Increased Interest and Step Up Warehouse Fee and, without duplication of the amounts set forth in Section 203, all other fees, expenses, costs and other sums chargeable to Issuer incurred in connection with Series 2012-1 Note, shall be due and payable on the Series 2012-1 Legal Final Payment Date.

(d)In accordance with Section 202 of the Indenture, the Series 2012-1 Notes shall be represented by one or more Definitive Notes.

(e)The Series 2012-1 Notes shall be executed by manual, electronic (PDF) or facsimile signature on behalf of the Issuer by any officer of the Issuer and shall be substantially in the form of Exhibit A hereto.

(f)The Series 2012-1 Notes shall be issued in minimum denominations of $250,000 and in integral multiples of $100,000 in excess thereof.

Interest Payments on the Series 2012-1 Notes; Fees; Calculations

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(a)Interest on Series 2012-1 Notes.  Subject to the provisions of Sections 202(b) and (c) of this Supplement, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof during each Interest Accrual Period at a rate per annum equal to the

LIBOR Rate for such Interest Accrual Period plus the Applicable Margin, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof during each Interest Accrual Period at a rate per annum equal to the Base Rate plus the Applicable Margin.  Interest on all such LIBOR Rate Loans and Base Rate Loans shall be payable in arrears on each Payment Date from amounts on deposit in the Series 2012-1 Series Account in accordance with Section 302 of the Indenture and Section 303 hereof.  For purposes of the priority of payments set forth in Section 303 of this Supplement, the interest referred to in this Section 202(a) shall be divided into the Series 2012-1 Note Interest Payment and the Warehouse Note Increased Interest.  For purposes of such interest calculations, the definition of “Applicable Margin” set forth in this Supplement shall become effective as of the opening of business on the Restatement Date.

(b)Step Up Warehouse Fee.  In addition to the interest referred to in Section 202(a), the Issuer will pay to each Series 2012-1 Noteholder in arrears on each Payment Date, a Step Up Warehouse Fee for each day during the related Interest Accrual Period on which a DSCR Sweep Event is continuing in an amount equal to one half of one percent per annum (0.5%) per annum on the unpaid principal balance of each unpaid Loan.  If the Step Up Warehouse Fee is not paid in full on any Payment Date occurring prior to the Series 2012-1 Legal Final Payment Date, then such unpaid Step Up Warehouse Fee shall not accrue additional interest prior to the Series 2012-1 Legal Final Payment Date.  Accrued but unpaid Step Up Warehouse Fee shall accrue additional interest pursuant to Section 202(c) upon the of the earlier to occur of the Series 2012-1 Legal Final Payment Date or any earlier date on which the Series 2012-1 Notes have been accelerated in accordance with Section 802 of the Indenture.

(c)Interest on Overdue Amounts.  If the Issuer shall default in the payment of (i) the Series 2012-1 Note Principal Balance of any Series 2012-1 Note on the Series 2012-1 Legal Final Payment Date, or (ii) the Series 2012-1 Note Interest Payment on any Series 2012-1 Note on any Payment Date, or (iii) all other amount becoming due under this Supplement on the Series 2012-1 Legal Final Payment Date or any earlier date on which of the Series 2012-1 Notes have been accelerated in accordance with Section 802 of the Indenture, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to the date of actual payment thereof (after as well as before judgment).  Default Interest shall be payable at the times and subject to the priorities set forth in Section 303 hereof.

(d)Maximum Interest Rate.  In no event shall the interest charged with respect to a Series 2012-1 Note exceed the maximum amount permitted by Applicable Law.  If at any time the interest rate charged with respect to the Series 2012-1 Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2012-1 Note shall be limited to the maximum rate permitted by Applicable Law, but any subsequent reductions in the LIBOR Rate or Base Rate, as the case may be, shall not reduce the interest to accrue on such Series 2012-1 Note below the maximum amount permitted by Applicable Law until the total amount of interest accrued on such Series 2012-1 Note equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate had at all times been in effect.  If the total amount of interest paid or accrued on the Series 2012-1 Note under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2012-1

Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest actually paid in accordance with the other provisions hereof.

(e)Unused Fee.  Subject to Section 210(a)(iii), the Issuer shall pay to each Series 2012-1 Noteholder its Pro Rata Share of an unused fee (the “Unused Fee”) in arrears on each Payment Date in an amount equal to the sum for each day during the immediately preceding Interest Accrual Period of the product of (x) the applicable Unused Fee Percentage on such date, and (y) the Unused Commitment on such date.  Such Unused Fee shall be payable from amounts then on deposit in the Series 2012-1 Series Account in accordance with Section 303 hereof.  The Issuer acknowledges that the Unused Fee shall continue to accrue at all times prior to the Conversion Date when either or both of a DSCR Sweep Event or a Residual Cash Sweep is continuing.

(f)Calculation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 211, bear interest for one day.  Each determination by the Indenture Trustee or the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Principal Payments on the Series 2012-1 Notes; Prepayment of Principal on the Series 2012-1 Notes

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(a)The principal balance of the Series 2012-1 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2012-1 Series Account in an amount equal to (i) so long as no Early Amortization Event is continuing, the sum of the Minimum Principal Payment Amount, the Scheduled Principal Payment Amount and Supplemental Principal Payment Amount for such Payment Date and, if a DSCR Sweep Event and/or a Residual Cash Sweep is then continuing, the then unpaid principal balance of the Series 2012-1 Notes shall be payable in full to the extent that funds are available for such purpose in accordance with the provisions of Section 303(a), or (ii) if an Early Amortization Event is then continuing, the then Aggregate Series 2012-1 Note Principal Balance shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of clause (4) of Section 303(b) hereof.  The unpaid principal amount of each Series 2012-1 Note, together with all unpaid interest (including all Default Interest, Unused Fees, Warehouse Note Increased Interest and Step Up Warehouse Fee), fees, expenses, costs and other amounts payable by the Issuer to the Series 2012-1 Noteholders and the Indenture Trustee pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2012-1 Notes have been accelerated in accordance with the provisions of Section 802 of the Indenture and (y) the Series 2012-1 Legal Final Payment Date.

(b)The Issuer will have the option to prepay, without premium, all, or a portion of, the Aggregate Series 2012-1 Note Principal Balance, in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000).  Any such Prepayment of the Aggregate Series 2012-1 Note Principal Balance shall also include accrued interest to the date of Prepayment on the principal balance being prepaid, and, if such prepayment is made on a Business Day other than a Payment Date, any Breakage Costs attributable to such Prepayment.  The Issuer may not make such Prepayment from funds in the Trust Account, the Series 2012-1 Series Account or the Restricted Cash Account, except to the extent that funds in any such account would otherwise be payable to the Issuer in accordance with the terms hereof and the Indenture.  In the event of any Prepayment of the Series 2012-1 Notes in accordance with this Section 203(b), Section 206 or any other provision of the Indenture, the Issuer shall pay any termination, notional reduction, breakage or other fees or costs assessed by any Interest Rate Hedge Provider.  The Issuer must provide advance notice of at least two Business Days to the Series 2012-1 Noteholders and each Interest Rate Hedge Provider of any such Prepayment, which notice shall be irrevocable when delivered.

(c)Any Prepayment of less than the entire Aggregate Series 2012-1 Note Principal Balance made in accordance with the provisions of Section 203 hereof and occurring after the Conversion Date, shall be applied to reduce the Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts of the Series 2012-1 Notes in respect of each subsequent Payment Date in equal amounts such that, after giving effect to such adjustment, the Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts for each subsequent Payment Date shall be reduced by a percentage equal to a fraction stated as a percentage the numerator of which is equal to the aggregate amount of such Prepayment and the denominator of which is equal to the Aggregate Series 2012-1 Note Principal Balance.

(d)If for any reason the Issuer receives a Series 2012-1 Advance for which all of the conditions precedent set forth in Section 502 of this Supplement or any other Series 2012-1 Related Document have not been satisfied, the Issuer shall promptly (but in any event within two (2) Business Days after Issuer’s knowledge of such failure to comply) repay in full such Series 2012-1 Advance plus accrued interest on the amount repaid to the date of such repayment and all Breakage Costs resulting from such repayment.

Amounts and Terms of Series 2012-1 Noteholder Commitments; Payments

.

(a)Subject to the terms and conditions hereof and the Series 2012-1 Note Purchase Agreement, each Series 2012-1 Noteholder agrees to make its Series 2012-1 Note Commitment available to the Issuer on the Restatement Date.

(b)The Issuer may make a request for a Series 2012-1 Advance in accordance with the terms of the Series 2012-1 Note Purchase Agreement.

(c)Each such Series 2012-1 Advance shall be a LIBOR Loan unless otherwise required under the circumstances set forth in Section 206, 207 or 208 of this Supplement.

(d)Subject to the terms of the Series 2012-1 Note Purchase Agreement, each Series 2012-1 Noteholder shall fund its Pro Rata Share of the requested Series 2012-1 Advance in accordance with the terms of the Series 2012-1 Note Purchase Agreement.

(e)Each request for a Series 2012-1 Advance shall constitute an affirmation by Issuer that all of the conditions precedent set forth in Section 502 of the Supplement and the Series 2012-1 Note Purchase Agreement are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date.

(f)If a Series 2012-1 Noteholder fails to fund a requested Series 2012-1 Advance pursuant to a valid request made in accordance with Section 204(b), and has not delivered a Delaying Funding Notice in accordance with the terms of the Series 2012-1 Note Purchase Agreement, the Issuer shall promptly notify the Indenture Trustee that such Person should be classified as a Defaulting Noteholder.  Thereafter, the Issuer shall promptly notify the Indenture Trustee of any subsequent change in such classification.

Taxes

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(a)In addition to payments of principal and interest on the Series 2012-1 Notes when due, the Issuer shall pay, but only in accordance with the priorities for distributions set forth in Section 303 hereof, to each affected Series 2012-1 Noteholder, any member of its Related Group or any other Person that has advanced funds to, sold, committed to advance funds to, or committed to purchase from a Series 2012-1 Noteholder, an interest in the Series 2012-1 Note owned by such Series 2012-1 Noteholder (such Series 2012-1 Noteholder, any member of its Related Group and any such other aforementioned Person being an “Indemnified Party”), any and all present or future taxes, fees, duties, levies, imposts, or charges, or any other similar deduction or withholding, imposed by any Governmental Authority on payments owing by the Issuer to such Indemnified Party, and all liabilities with respect thereto, excluding Excluded Taxes (all such non-Excluded Taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)In addition, the Issuer shall pay, subject to the priorities set forth in Section 303, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Supplement or any other documents related to the issuance of the Series 2012-1 Notes (hereinafter referred to as “Other Taxes”).

(c)If any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party, subject to the priorities for distribution set forth in Section 303, for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 205) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure. Payment under this indemnification shall be made in accordance with the priorities for distributions set forth in Section 303 hereof after the Indemnified Party makes written demand therefor. The Indemnified Party shall give prompt notice to Issuer of any assertion of Taxes or Other Taxes so that Issuer may, at its option, contest such assertion.

(d)Within thirty (30) days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall furnish to each of the Series 2012-1 Noteholders the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Series 2012-1 Noteholders.

(e)Taxes and Other Taxes shall be paid by the Issuer in accordance with the payment priorities set forth in Section 303 hereof.

(f)On or before the date it acquires a Series 2012-1 Note (and, so long as it may properly do so, periodically thereafter, as requested by Issuer, to keep forms up to date), each Indemnified Party that is organized under the laws of a jurisdiction outside the United States of America shall deliver to the Indenture Trustee any certificates, documents or other evidence that shall be required by the Code (or any regulations issued pursuant thereto) to establish that, assuming the Series 2012-1 Notes are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including (i) two original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly completed and duly executed by the Series 2012-1 Noteholder certifying that it is entitled to receive payments under this Supplement without deduction or withholding of any United States Federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed; provided, that if any Series 2012-1 Noteholder does not comply with this Section 205(f), amounts payable to such Series 2012-1 Noteholder under this Section 205 shall be limited to amounts that would have been payable under this Section 205 if such Series 2012-1 Noteholder had so complied.

(g)The Administrative Agent and any Series 2012-1 Noteholder shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent or such Series 2012-1 Noteholder becomes the Administrative Agent or a Series 2012-1 Noteholder under this Supplement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer or the Administrative Agent to determine the withholding or deduction required to be made.

Illegality

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(a)If any Series 2012-1 Noteholder determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Series 2012-1 Noteholder or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Series 2012-1 Noteholder to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Series 2012-1 Noteholder to the Issuer, (i) any obligation of such Series 2012-1 Noteholder to make or continue LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Series 2012-1 Noteholder making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Series 2012-1 Noteholder shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Series 2012-1 Noteholder notifies the Administrative Agent, the Indenture Trustee and the Issuer that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Issuer shall, upon demand from such Series 2012-1 Noteholder (with a copy to the Administrative Agent and the Indenture Trustee), prepay or, if applicable, convert all LIBOR Rate Loans of such Series 2012-1 Noteholder to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Accrual Period therefor, if such Series 2012-1 Noteholder may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Series 2012-1 Noteholder may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Series 2012‑1 Noteholder determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent and the Indenture Trustee is advised in writing by such Series 2012-1 Noteholder that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate.  Upon any such prepayment or conversion, the Issuer shall also pay accrued interest on the amount so prepaid or converted.

(b)If, in any applicable jurisdiction, it becomes unlawful for any Series 2012-1 Noteholder to perform any of its obligations as contemplated by this Supplement or to fund or maintain its participation in any Loan:

(i)that Series 2012-1 Noteholder shall promptly notify the Administrative Agent and the Issuer upon becoming aware of that event;

(ii)upon the Administrative Agent notifying the Issuer, the Commitment of that Series 2012-1 Noteholder will be immediately cancelled; and

(iii)the Issuer shall repay the outstanding amount of any Series 2012-1 Advance owing to such Series 2012-1 Noteholder on the last day of the Interest Accrual Period for each Series 2012-1 Advance occurring after the Administrative Agent has notified the Issuer or, if earlier, the date specified by the Series 2012-1 Noteholder in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

Inability to Determine Rates

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If Series 2012-1 Noteholders representing in aggregate the Control Party determines that for any reason in connection with any request for a LIBOR Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Accrual Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the LIBOR Rate for any requested Interest Accrual Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Series 2012-1 Noteholders of funding such Loan, the Administrative Agent will promptly so notify the Issuer and each other Series 2012-1 Noteholder.  Thereafter, (x) the obligation of such Series 2012-1 Noteholders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Control Party) revokes such notice.  Upon receipt of such notice, the Issuer may revoke any pending request for a LIBOR Rate Loan, continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

Increased Costs; Reserves on LIBOR Rate Loans

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(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Series 2012-1 Noteholder (or any member of its Related Group) (except any reserve requirement contemplated by the definition of LIBOR Rate);

(ii)subject any Indemnified Party to any taxes described in clause (i) of the definition of Excluded Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Series 2012-1 Noteholder (or any member of its Related Group) or the London interbank market any other condition, cost or expense affecting this Supplement or any Series 2012-1 Advance the interest on which is determined by reference to the LIBOR Rate made by such Series 2012-1 Noteholder (or any member of its Related Group);

and the result of any of the foregoing shall be to (i) increase the cost to such Series 2012-1 Noteholder (or any member of its Related Group) of making, converting to, continuing or maintaining any Series 2012-1 Advance the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Series 2012-1 Advance, or (ii) reduce the amount of any sum received or receivable by such Person (whether of principal, interest or any other amount), or (iii) increases the amount of high quality liquid assets required to be maintained by such Person, or (iv) results in the imposition of any internal charges related to liquidity to such Series 2012-1 Noteholder, then, upon request of such Series 2012-1 Noteholder, the Issuer will pay to such Series 2012-1 Noteholder such additional amount or amounts as will compensate such Series 2012-1 Noteholder for such additional costs incurred or reduction suffered, subject to Sections 208(c) and (d).

(b)Capital Requirements.  If any Series 2012-1 Noteholder determines that any Change in Law affecting such Series 2012-1 Noteholder, such Series 2012-1 Noteholder’s holding company, if any, or other member of its Related Group regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Series 2012-1 Noteholder’s capital, or on the capital or liquidity of such Series 2012-1 Noteholder’s holding company, if any, or other member of its Related Group as a consequence of this Supplement, the Series 2012-1 Note Commitments of such Series 2012-1 Noteholder or the Series 2012-1 Advances made by such Series 2012-1 Noteholder, to a level below that which such Series 2012-1 Noteholder or such Series 2012-1 Noteholder’s holding company could have achieved but for such Change in Law (taking into consideration such Series 2012-1 Noteholder’s policies and the policies of such Series 2012-1 Noteholder’s holding company with respect to capital adequacy or liquidity (other than a change solely in such policy)), then from time to time the Issuer will pay to such Series 2012-1 Noteholder such additional amount or amounts as will compensate such Series 2012-1 Noteholder or such Series 2012-1 Noteholder’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Series 2012-1 Noteholder setting forth the amount or amounts necessary to compensate such Series 2012-1 Noteholder or its holding company, as the case may be, as specified in Section 208(a) or (b) and delivered to the Issuer shall be conclusive absent manifest error; provided that such certificate (i) sets forth in reasonable detail the amount or amounts payable to such Indemnified Party pursuant to such Section 208(a) or (b), (ii) explains the methodology used to determine such amount, (iii) states that the applicable increased costs or reductions were suffered no more than ninety (90) days (or, if the circumstances giving rise to such increased costs or reductions were retroactive, such period in excess of ninety (90) days as includes the period of retroactive effect) prior to the date of such certificate, and (iv) states that such amount is consistent with amounts that such Indemnified Party has required other similarly situated borrowers or obligors to pay with respect to such increased costs or reductions.  The Issuer shall pay such Series 2012-1 Noteholder the amount shown as due on any such certificate in accordance with the priority of payments set forth in the Indenture and this Supplement.

(d)Delay in Requests.  Failure or delay on the part of any Indemnified Party (if so entitled) to demand compensation pursuant to the foregoing provisions of this Section 208 shall not constitute a waiver of such Indemnified Party's right to demand such compensation; provided that the Issuer shall not be required to compensate an Indemnified Party pursuant to the foregoing provisions of this Section 208 for any increased costs incurred or reductions (i) suffered more than ninety (90) days prior to the date that such Indemnified Party notifies the Issuer of the Change in Law giving rise to such increased costs or reductions and of such Indemnified Party's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) if such Indemnified Party has not required other similarly situated borrowers or obligors to pay comparable amounts with respect to such increased costs or reductions.

Replacement of Series 2012-1 Noteholder; Survival

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(a)The Issuer may, at its sole expense and effort, upon not less than three Business Days prior written notice to any Indemnified Party that makes a demand pursuant to Section 205 or Section 208 (each an “Affected Party”), require such Affected Party to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in the

Indenture and the Series 2012-1 Note Purchase Agreement), all of its interests, rights and obligations under its Series 2012-1 Note to an assignee that shall assume such assigned obligations (which assignee may or may not be another Series 2012-1 Noteholder, if a Series 2012-1 Noteholder accepts such assignment, but is not required to be another Series 2012-1 Noteholder); provided that (A) such Affected Party shall have received payment of an amount equal to the unpaid principal of its Series 2012-1 Note, accrued interest thereon, accrued fees and all other amounts payable to such Affected Party (including any amounts that have been accrued pursuant to Section 205 and/or Section 208, as applicable) and under the other Series 2012-1 Related Documents from the Issuer or the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts); and (B) such assignment does not conflict with Applicable Law.

(b)All of the Issuer’s obligations under Sections 205 and 208 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Defaulting Noteholders

.

(a)Adjustments.  Notwithstanding anything to the contrary contained in any Series 2012-1 Related Document, if any Series 2012-1 Noteholder becomes a Defaulting Noteholder, then, until such time as that Series 2012-1 Noteholder is no longer a Defaulting Noteholder, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Notwithstanding anything to the contrary in any Series 2012-1 Related Document, a Series 2012-1 Noteholder that is then classified as Defaulting Noteholder shall not have any right to approve or disapprove any amendment, waiver or consent under any Series 2012-1 Related Document (and any amendment, waiver or consent which by its terms requires the consent of all Series 2012-1 Noteholders or each affected Series 2012-1 Noteholder may be effected with the consent of the applicable Series 2012-1 Noteholders other than Defaulting Noteholders), except that (A) the Series 2012-1 Note Commitment of any Defaulting Noteholder may not be increased or extended without the consent of such Series 2012-1 Noteholder and (B) any waiver, amendment or modification requiring the consent of all Series 2012-1 Noteholders or each affected Series 2012-1 Noteholder that by its terms affects any Defaulting Noteholder more adversely than other affected Series 2012-1 Noteholders shall require the consent of such Defaulting Noteholder.

(ii)Limited Right of Set-off.  Until the Conversion Date, any amounts on deposit in the Series 2012-1 Series Account which would otherwise be payable as principal, interest, fees or other amounts (whether payable pursuant to Section 303 or otherwise) to a Series 2012-1 Noteholder that is then classified as a Defaulting Noteholder, shall, in accordance with the written direction of the Issuer, be applied to fund to the Issuer any previously requested Series 2012-1 Advance in respect of which such Defaulting Noteholder has failed to fund its portion thereof as required by the terms of the Series 2012-1 Related Documents.  Any payments, prepayments or other amounts paid or payable to a Defaulting Noteholder that are so applied shall be deemed paid to and redirected by such Defaulting Noteholder, and each Series 2012-1 Noteholder is hereby deemed to have irrevocably consented to this treatment.

(iii)Unused Fees.  A Defaulting Noteholder shall not be entitled to receive any Unused Fee accrued during any period in which such Series 2012-1 Noteholder is a Defaulting Noteholder (and the Issuer shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Noteholder).

(b)Replacement of Defaulting Noteholder.  The Issuer may, at its sole expense and effort, upon not less than three Business Days prior written notice to a Defaulting Noteholder, require such Defaulting Noteholder to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in the Indenture), all of its interests, rights and obligations under its Series 2012-1 Note to an assignee that shall assume such assigned obligations (which assignee may or may not be another Series 2012-1 Noteholder, if a Series 2012-1 Noteholder accepts such assignment, but is not required to be another Series 2012-1 Noteholder); provided that (A) such Defaulting Noteholder shall have received payment of an amount equal to the unpaid principal of its Series 2012-1 Note, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Series 2012-1 Related Documents, excluding Breakage Costs, from the Issuer or the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts), except to the extent that any Unused Fees are not due and payable to such Defaulting Noteholder pursuant to Section 210(a)(iii); and (B) such assignment does not conflict with Applicable Law.

(c)Defaulting Noteholder Cure.  If through the application of the provisions of Section 210(a)(ii) hereof or otherwise by the Defaulting Noteholder, a Defaulting Noteholder shall have fully funded all Series 2012-1 Advances that it has previously failed to fund, such Person shall cease to be classified as a Defaulting Noteholder.

Payment on the Series 2012-1 Notes

(a).  All payments of principal and interest on the Series 2012-1 Notes and fees with respect to the Series 2012-1 Notes shall be paid to the Series 2012-1 Noteholders reflected in the Note Register as of the related Record Date on a Pro Rata basis by wire transfer of immediately available funds for receipt prior to 11:00 a.m. (New York City time) on the related Payment Date.  Any payments received by a Series 2012-1 Noteholder after 11:00 a.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day.

ARTICLE III
Series 2012-1 Series Account and
Allocation and Application of Amounts Therein

Series 2012-1 Series Account

.  The Issuer has established and will maintain, so long as any Series 2012-1 Note is Outstanding, an Eligible Account with the Indenture Trustee which shall be designated as the Series 2012-1 Series Account, which account shall be held by the Indenture Trustee for the benefit of the Series 2012-1 Noteholders.  All deposits of funds by or for the benefit of the Series 2012-1 Noteholders from the Trust Account and the Restricted Cash Account shall be accumulated in, and withdrawn from, the Series 2012-1 Series Account in accordance with the provisions of the Indenture and this Supplement.  To secure the payment of the Outstanding Obligations under the Series 2012-1 Notes, the Issuer hereby confirms its grant to the Indenture Trustee, for the benefit of the Series 2012-1 Noteholders, of a security interest in the Series 2012-1 Series

Account, all cash and Eligible Investments on deposit therein, all securities entitlement credited thereto, and income and proceeds of the foregoing.

Drawing Funds from the Restricted Cash Account and Letters of Credits

.

(a)In the event that the Manager Report with respect to any Determination Date shall state that (or the Administrative Agent shall, pursuant to Section 302(c) of the Indenture, determine that) the funds on deposit in the Series 2012-1 Series Account will not be sufficient to make payment in full on the related Payment Date of the related Series 2012-1 Note Interest Payment then due for the Series 2012-1 Notes (the amount of such deficiency, the “Permitted Interest Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the lesser of (x) the Permitted Interest Withdrawal, and (y) the amount then on deposit in the Restricted Cash Account.  If the amount on deposit in the Restricted Cash Account is not sufficient to fund in full the Permitted Interest Withdrawal, then the Indenture Trustee shall, on such Determination Date, based on the information set forth on the Manager Report (or, if no Manager Report has been delivered based on the written instruction of the Administrative Agent), submit a draw request on the Letters of Credit in an amount equal the lesser of (x) the remaining Permitted Interest Withdrawal and (y) the Aggregate Available Amount.

(b)In the event that the Manager Report delivered with respect to the Determination Date immediately preceding the Series 2012-1 Legal Final Payment Date shall state that (or the Administrative Agent shall, pursuant to Section 302(c) of the Indenture, determine that) the funds on deposit in the Series 2012-1 Series Account will not be sufficient to make payment in full on the Series 2012-1 Legal Final Payment Date of the then Aggregate Series 2012-1 Note Principal Balance (the amount of such deficiency, the “Permitted Principal Withdrawal”), then the Indenture Trustee shall on such Determination Date, based on the information set forth on the Manager Report (or, if no Manager Report has been delivered based on the written instruction of the Administrative Agent), draw on the Restricted Cash Account in an amount equal to the least of (w) the Aggregate Series 2012-1 Note Principal Balance, (x) the Permitted Principal Withdrawal, (y) the Maximum Principal Withdrawal Amount as calculated for Series 2012-1 and (z) the amount then on deposit in the Restricted Cash Account.  If the amount on deposit in the Restricted Cash Account is not sufficient to fund in full the Permitted Principal Withdrawal then the Indenture Trustee shall, on such Determination Date submit a draw request on the Letters of Credit in an amount equal the lesser of (x) the remaining Permitted Principal Withdrawal and (y) the Aggregate Available Amount.

(c)Drawings will be made pursuant to Section 302(a) before any drawing is made on such date pursuant to Section 302(b), and notice of each such drawing will be delivered to the Manager, by hand delivery or facsimile transmission.  Drawings will be made on the Restricted Cash Account before any drawings are made on the Letter of Credit pursuant to Section 302.  Any such funds actually received by the Indenture Trustee pursuant to Section 302(a) or Section 302(b) shall be used solely to make payments of the Series 2012-1 Note Interest Payment or the Aggregate Series 2012-1 Note Principal Balance, as the case may be.

Distribution from Series 2012-1 Series Account

.  On each Payment Date, the Indenture Trustee shall (based on the Manager Report or, if no Manager Report is delivered, based on the written instructions from the Administrative Agent) distribute funds then on deposit in the Series 2012-1 Series Account in accordance with the provisions of Section 303(a), (b) or (c), in each case, subject to Section 210:

(a)If neither an Early Amortization Event nor an Event of Default shall have occurred and be continuing with respect to any Series of Notes:

(1)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share of the Interest Payment for Series 2012-1, as follows: (A) such Holder’s Pro Rata Share of the Series 2012-1 Note Interest Payment (for sake of clarity, exclusive of Default Interest, Warehouse Note Increased Interest and Step Up Warehouse Fees) for such Payment Date, plus (B) such Holder’s Pro Rata Share of the Unused Fee for such Payment Date;

(2)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share of the Minimum Principal Payment Amount then due and payable to Series 2012-1 Noteholders on such Payment Date;

(3)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share of the Scheduled Principal Payment Amount then due and payable to Series 2012-1 Noteholders on such Payment Date;

(4)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share (if any) of the Supplemental Principal Payment Amount then due and payable to Series 2012-1 Noteholders on such Payment Date;

(5)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date and each other Indemnified Party, an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, Warehouse Note Increased Interest, indemnities and other amounts (including Default Interest) then due and payable to the Series 2012-1 Noteholders and each other Indemnified Party pursuant to the Series 2012-1 Related Documents; and

(6)If a DSCR Sweep Event and/or a Residual Cash Sweep has occurred and is then continuing, all remaining available funds on deposit in the Series 2012-1 Series Account shall be paid to the Series 2012-1 Noteholders as an additional principal payment on the Series 2012-1 Notes until the unpaid principal balances, Pro Rata, of all Series 2012-1 Notes then Outstanding have been paid in full;

(7)To the Issuer, any remaining amounts then on deposit in the Series 2012-1 Series Account.

(b)If an Early Amortization Event shall have occurred and be continuing with respect to any Series but no Event of Default shall have occurred and be continuing with respect to any Series:

(1)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share of the Interest Payment allocated to Series 2012-1, as follows: (A) such Holder’s Pro Rata Share of the Series 2012-1 Note Interest Payment (for sake of clarity, exclusive of Default Interest, Warehouse Note Increased Interest and Step Up Warehouse Fees) for such Payment Date, plus (B) such Holder’s Pro Rata Share of the Unused Fee for such Payment Date;

(2)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share of the Minimum Principal Payment Amount then due and payable to Series 2012-1 on such Payment Date;

(3)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share of the Scheduled Principal Payment Amount then due and payable to Series 2012-1 on such Payment Date;

(4)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share of the then remaining funds on deposit in the Series 2012-1 Series Account until the Aggregate Series 2012-1 Note Principal Balance has been reduced to zero;

(5)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date and each other Indemnified Party, its Pro Rata Share of an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, Warehouse Note Increased Interest, indemnities and other amounts (including Default Interest) then due and payable to Series 2012-1 Noteholders and each Indemnified Party pursuant to the Series 2012-1 Related Documents; and

(6)After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining amounts then on deposit in the Series 2012-1 Series Account.

(c)If an Event of Default shall have occurred and be continuing with respect to any Series:

(1)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its Pro Rata Share of the Interest Payment allocated to Series 2012-1, as follows: (A) such Holder’s Pro Rata Share of the Series 2012-1 Note Interest Payment (for sake of clarity, exclusive of Default Interest, Warehouse Note Increased Interest and Step Up Warehouse Fees) for such Payment Date, plus (B) such Holder’s Pro Rata Share of the Unused Fee for such Payment Date;

(2)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date its Pro Rata Share of the then remaining funds on deposit in the Series 2012-1 Series Account equal to the then Aggregate Series 2012-1 Note Principal Balance until the Series 2012-1 Notes are paid in full;

(3)To each Holder of a Series 2012-1 Note on the immediately preceding Record Date and each other Indemnified Party, its Pro Rata Share of an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, Warehouse Note Increased Interest, indemnities and other amounts (including Default Interest) then due and payable to the Series 2012-1 Noteholders and each other Indemnified Party pursuant to the Series 2012-1 Related Documents; and

(4)After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining amounts then on deposit in the Series 2012-1 Series Account.

ARTICLE IV
Additional Covenants and Agreements

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2012-1 Noteholders:

Rule 144A

.  So long as any of the Series 2012-1 Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer shall, unless it becomes subject to and complies with the reporting requirements of Section 13 and 15(d) of the Exchange Act, or Rule 12g3-2(b) thereunder, provide to any Series 2012-1 Noteholder of such restricted securities, or to any prospective Series 2012-1 Noteholder of such restricted securities designated by a Series 2012-1 Noteholder, upon the request of such Series 2012-1 Noteholder or prospective Series 2012-1 Noteholder, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

Depreciation Policy

.  For purposes of the calculation of the Asset Base, the Issuer will not, without obtaining in each such instance the prior written consent of all of the Series 2012-1 Noteholders (other than any Defaulting Noteholders), (i) increase the assumed useful life of a Managed Container to in excess of the useful life for such type of Container set forth in Exhibit B to the Indenture on the Restatement Date, (ii) increase the residual value of a type of Managed Container to an amount in excess of the Residual Value for such type of Managed Container that is set forth on Exhibit B to the Indenture on the Restatement Date, or (iii) otherwise revise the Depreciation Policy with respect to the Managed Containers in such a way as to reduce the amount of Depreciation Expense that would be recorded in any year from that which would have been recorded pursuant to the Depreciation Policy.  Any amendment, modification or waiver of this Section 402 shall require the prior written consent of all Series 2012-1 Noteholders (other than Defaulting Noteholders).

Perfection Requirements

.  The Issuer will not (a) change any of (i) its corporate name or (ii) the name under which it does business or (b) amend any provision of its certificate of formation or operating agreement or become organized under the laws of any other jurisdiction without the prior written consent of the Control Party.

United States Federal Income Tax Election

.  The Issuer shall not make an election to be classified as an association taxable as a corporation pursuant to Section 301.7701-3 of the United States Treasury Regulations.

OFAC Matters

.  The Issuer shall not in an manner which would violate the laws of the United States, other than pursuant to a license issued by OFAC (i) lease, or consent to any sublease of, any of the Containers to any Person that is a Sanctioned Person or (ii) derive any of its assets or operating income from investments in or transactions with any such Sanctioned Person.  If the Issuer obtains knowledge that a Container is subleased to a Sanctioned Person or located or used in a Sanctioned Country in a manner which would violate one or more Sanctions (other than pursuant to a license issued by the relevant Sanctions Authority), then the Issuer shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Container from the Asset Base for so long as such condition continues.

Consent to Series Issuance

.  The Issuer shall not issue any additional Series of Notes without obtaining the prior written consent of (i) with respect to any Series of Senior Notes, the Majority of Holders, and (ii) with respect to any Series of Subordinate Notes, the Holders of all of the Series 2012-1 Notes.  Any amendment, modification or waiver of clause (ii) of the preceding sentence will require the prior written consent of the Control Party.

Additional Series

.  In addition to the limitations set forth in Section 406, the Issuer will not during the term of this Supplement:

(x)

issue any obligations that (a) constitute asset backed commercial paper, or (b) are securities required to be registered under the Securities Act of 1933 or that may be offered for sale under Rule 144A of the Securities and Exchange Commission thereunder, or

(y)

issue any other debt obligations or equity interests, in each case, other than (i) debt obligations substantially similar to the obligations of the Issuer under this Supplement that are (A) issued to the other banks or asset backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in the Series 2012 1 Related Documents, and (ii) equity interests issued to TL or its Affiliates under the terms of the memorandum of association and bye-laws of the Issuer.

Use of Proceeds

.  The Issuer shall use the proceeds of each Series 2012-1 Advance for a purpose permitted pursuant to Section 620 of this Supplement.

ARTICLE V
Conditions of Effectiveness of Amendment and
Restatement of Supplement and Future Lending

Effectiveness of Amendment and Restatement of this Supplement

.  The amendment and restatement of the Prior Agreement is subject to the condition precedent that the Indenture Trustee and the Administrative Agent shall have received all of the following, each duly executed and delivered, in form and substance satisfactory to all of the initial Series 2012-1 Noteholders and each (except for the Series 2012-1 Notes, of which only the originals shall be signed) in sufficient number of signed counterparts, which may be photocopied or electronic, to provide one for each Series 2012-1 Noteholder:

(a)Series 2012-1 Notes.  Unless previously delivered, separate Series 2012-1 Notes executed by the Issuer in favor of each Series 2012-1 Noteholder in the stated maximum principal amount equal to the Series 2012-1 Note Commitment of such Series 2012-1 Noteholder.

(b)Certificate(s) of Secretary or Assistant Secretary or Officer.  Separate certificates executed by the corporate secretary, assistant secretary or authorized officer of each of the Manager and the Issuer as of the Restatement Date, certifying (i) that the respective company has the authority to execute and deliver, and perform its respective obligations under each of the Series 2012-1 Related Documents to which it is a party, and (ii) that attached are true, correct and complete copies of the Memorandum of Association, Certificate of Incorporation, by-laws, board resolutions and incumbency certificates of the related company in form and substance satisfactory to each Series 2012-1 Noteholder as to such matters as the Series 2012-1 Noteholder shall reasonably require.

(c)Security Documents.  This Supplement and a control agreement (dated as of May 1, 2012) with respect to the Series 2012-1 Series Account, each in form and substance satisfactory to all of the initial Series 2012-1 Noteholders, shall have been executed and delivered by the Issuer, and all other parties thereto, together with all UCC financing statements, documents of similar import in other jurisdictions, and other documents reasonably requested by any Series 2012-1 Noteholder.

(d)Opinions of Counsel.  Opinions from counsel to the Issuer and counsel to the Manager (and reliance letters regarding existing opinions for Series 2012-1 Noteholders that require such reliance letters) each dated the Restatement Date and in form and in substance satisfactory to each Series 2012-1 Noteholder as to such matters as it shall reasonably require including, without limitation, that the Issuer has granted a perfected security interest in the Collateral to the Indenture Trustee.

(e)Certificate as to Containers.  A certificate from the Manager, dated the Restatement Date, certifying that it is managing all of the Managed Containers in accordance with the Management Agreement in satisfactory form shall have been duly executed and delivered.

(f)Fees.  The Issuer shall have paid (A) all fees to each new or continuing Series 2012-1 Noteholder in accordance with its respective Fee Letter (or authorized Series 2012-1 Noteholder to offset and retain the amount of such fees from the Series 2012-1 Advance made on the Restatement Date) and (B) all fees to each Series 2012-1 Noteholders that have accrued under the Prior Agreement that remain unpaid as of the Restatement Dates including any Unused Fee, Deferral Fee, Step Up Warehouse Fee and Warehouse Note Increased Interest that accrued on the terms of the Prior Agreement.

(g)Opinion of Counsel to the Indenture Trustee.  An opinion of counsel to the Indenture Trustee, as of the Restatement Date, as to the due organization of the Indenture Trustee, the enforceability of the Indenture and as to such other matters as each Series 2012-1 Noteholder may reasonably request.

Subsequent Advances on Series 2012-1 Notes

.  The obligation of a Series 2012-1 Noteholder to make any Series 2012-1 Advance on the Series 2012-1 Note pursuant to its Series 2012-1 Note Commitment under this Supplement and the Series 2012-1 Note Purchase Agreement is subject to the following further conditions precedent:

(a)Default.  Before and after giving effect to such Series 2012-1 Advance, no Event of Default shall have occurred and be continuing (or would occur with the giving of notice or the passage of time or both).

(b)Early Amortization Event.  Before and after giving effect to such advance, no Early Amortization Event shall have occurred and be continuing (or would occur with the giving of notice or the passage of time or both or would otherwise be reasonably expected to occur) unless such Series 2012-1 Advance has been approved by each Series 2012-1 Noteholder (other than a then Defaulting Noteholder).

(c)Certification and Funding Notice.  The Issuer shall have delivered to the Administrative Agent a compliance certificate and funding notice, substantially in the form of Exhibit A to the Series 2012-1 Note Purchase Agreement, signed by an officer of Issuer, certifying that (A) the Issuer has complied with all of the conditions precedent set forth in Sections 501 and 502 hereof and in the Series 2012-1 Note Purchase Agreement; (B) all of the representations and warranties of the Issuer, the Seller and the Manager contained in any of the Series 2012-1 Related Documents are true and correct in all material respects as of the date of such Series 2012-1 Advance, except to the extent such representations and warranties specifically relate to an earlier date, in which event such representation and warranty was true, correct and complete in all material respects as of such earlier date; and (C) all of the conditions precedent to the making of such Series 2012-1 Advance have been satisfied.

(d)Asset Base Report.  The Issuer shall have delivered to the Administrative Agent a duly completed and executed Asset Base Report, determined after giving effect to any Eligible Containers to be acquired with the proceeds of such Series 2012-1 Advance and any associated Manufacturer Debt with respect to the Containers to be acquired with the proceeds of such Series 2012-1 Advance, which demonstrates that, after giving effect to such Series 2012-1 Advance, the sum of the then unpaid principal balance of all Series of Senior Notes then Outstanding (calculated after giving effect to the requested Series 2012-1 Advance) does not exceed the Senior Asset Base.

(e)Conversion Date.  The Conversion Date shall not have occurred, unless such Series 2012-1 Advance has been approved by each Series 2012-1 Noteholder (other than a then Defaulting Noteholder).

(f)Lien Release Documents.  The Issuer shall deliver to the Administrative Agent and each Series 2012-1 Noteholder, a copy of all lien release documents specified in the Container Sale Agreement or Container Transfer Agreement, as the case may be, and any other document requested by the Administrative Agent or any Series 2012-1 Noteholder evidencing the release of all Liens in all Containers and related assets that will be acquired by the Issuer on such funding date.

(g)Debt Service Coverage Ratio.  The Debt Service Coverage Ratio (as reported on the most recent Manager Report and the two Manager Reports immediately preceding the most recent Manager Report) is greater than or equal to 1.00 to 1.00.

ARTICLE VI
Representations and Warranties

To induce the Series 2012-1 Noteholders to continue its investment in the Series 2012-1 Notes hereunder, the Issuer represents and warrants to the Series 2012-1 Noteholders on the Restatement Date and each funding date of a Series 2012-1 Advance that:

Existence

.  The Issuer is a company duly incorporated, validly existing and in compliance under the laws of Bermuda.  The Issuer is in good standing and is duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect upon the Issuer and in each jurisdiction in which a failure to so qualify would materially and adversely affect the ability of the Indenture Trustee to enforce its security interest in the Collateral.

Authorization

.  The Issuer has the power and is duly authorized to execute and deliver this Supplement and the other Series 2012-1 Related Documents to which it is a party. The Issuer is and will continue to be duly authorized to borrow monies hereunder; and the Issuer is and will continue to be authorized to perform its obligations under this Supplement and under the other Series 2012-1 Related Documents.  The execution, delivery and performance by the Issuer hereof and the other Series 2012-1 Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, stockholder or any other Person which has not already been obtained.

No Conflict, Legal Compliance

.  The execution, delivery and performance hereof and each of the other Series 2012-1 Related Documents and the execution, delivery and payment of the Series 2012-1 Notes will not: (a) contravene any provision of Issuer’s memorandum of association or bye-laws; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under the Indenture, the Series 2012-1 Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which the Issuer is a party or by which the Issuer, or its property and assets may be bound or affected. Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party.

Validity and Binding Effect

.  This Supplement is, and each Series 2012-1 Related Document to which Issuer is a party, when duly executed and delivered, will be, the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Financial Statements

.  Since the date of the most recent audited financial statements delivered pursuant to Section 626 of the Indenture, there has been no

Material Adverse Change in the financial condition of any of the Issuer, either Seller or the Manager.

Place of Business

.  The Issuer’s only “place of business” (within the meaning of 9-307 of the UCC) is located at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda.  The Issuer does not maintain an office or assets in the United States, other than (i) the Trust Account, the Restricted Cash Account and the Series Accounts and (ii) off-hire containers located in depots in the United States and containers described in Section 606(g) of the Indenture.

No Agreements or Contracts

.  The Issuer is not now and has not been a party to any contract or agreement (whether written or oral) other than the Related Documents.

Consents and Approvals

.  No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of Issuer or of any other Person under any  agreement, contract, lease or license or similar document or instrument to which Issuer is a party or by which Issuer is bound, is required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2012-1 Related Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Restatement Date.  All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2012-1 Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Margin Regulations

.  Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2012-1 Notes issued under this Supplement will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Supplement to be considered a “purpose credit” within the meaning of Regulations T, U and X. Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

Taxes

.  All federal, state, local and foreign tax returns, reports and statements required to be filed by Issuer have been filed with the appropriate Governmental Authorities, and all Taxes, Other Taxes and other impositions shown thereon to be due and payable by Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 626 of the Indenture.  Issuer has paid when due and payable all material charges upon the books of Issuer and no Governmental Authority has asserted any Lien against Issuer with respect to unpaid Taxes or Other Taxes. Proper and accurate amounts have been withheld by Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

Investment Company Act of 1940

.  The Issuer is not, and is not controlled by, an “investment company” registered, or required to be registered, under the Investment Company Act. The Issuer is not an “investment company” as defined in Section 3(a)(1) of the Investment Company Act, or, alternatively, the Issuer is relying on an exemption from such definition under Rule 3(a)(5) under the Investment Company Act. The Issuer is not relying on the exemptions set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.  The Issuer is structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Section 612.Solvency and Separateness.

(i)The capital of the Issuer is adequate for the business and undertakings of the Issuer.

(ii)Other than with respect to the transactions contemplated hereby, the Issuer is not engaged in any business transactions with the Sellers or the Manager except as permitted by the Management Agreement, the Container Transfer Agreement or the Container Sale Agreement.

(iii)Immediately after the effectiveness of the Series 2012-1 Note Purchase Agreement, the bye-laws of the Issuer provide that the Issuer shall have six (6) directors, unless increased to seven (7) directors under certain circumstances described in the bye-laws including those discussed below. If a resolution of the directors is proposed which involves a Specified Matter (as defined in the Bye-Laws of the Issuer in effect on the Restatement Date) and/or a Special Bye-law Amendment (as defined in the bye-laws of the Issuer in effect on the Restatement Date) then, in such instance, the number of directors of the Issuer shall automatically be increased to seven (7), and the quorum for any such vote shall be seven (7) directors, one of which must be an Independent Director who shall be elected by an affirmative vote of all of the other directors from a pool of candidates (and such pool may consist of only one person) put forward by AMACAR Group, L.L.C. The Independent Director so elected shall be a director until the resolution regarding the Specified Matter and/or the Special Bye-law Amendment has been voted upon and shall automatically cease to be a director of the Issuer immediately following such vote.

(iv)The Issuer’s funds and assets are not, and will not be, commingled with those of the Sellers or the Manager, except as permitted by the Management Agreement.

(v)The bye-laws of the Issuer require it to maintain correct and complete books and records of account, and Bermuda law requires it to maintain minutes of the meetings and other proceedings of its members.

(vi)The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Series 2012-1 Related Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation Proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets.

Title; Liens

.  The Issuer has good and marketable title to the Collateral, free and clear of all Liens other than Permitted Encumbrances.  The Indenture Trustee has a valid first priority (except in the case of a Managed Container that is subject to a Manufacturer's Lien, in which case the Lien of the Indenture in such Managed Container is subordinated to such Manufacturer's Lien) perfected Lien in the Collateral.

No Existing Events

.  No Event of Default, or Early Amortization Event (or event or condition which with the giving of notice or passage of time or both would become an Event of Default or Early Amortization Event) has occurred and is continuing.

Litigation and Contingent Liabilities

.  No claims, litigation, arbitration Proceedings or governmental Proceedings by any Governmental Authority are pending or threatened against or are affecting the Issuer or any of its Affiliates the results of which might interfere with the consummation of any of the transactions contemplated by this Supplement or any document issued or delivered in connection herewith.

Subsidiaries

.  The Issuer has no Subsidiaries.

No Partnership

.  The Issuer is not a partner or joint venturer in any partnership or joint venture.

Pension and Welfare Plans

.  No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or reportable event (within the meaning of Section 4043 of ERISA), has occurred with respect to any Plan of the Issuer or any ERISA Affiliate.  The present value of all benefit liabilities under all Plans of the Issuer or any ERISA Affiliate subject to Title IV of ERISA, as defined in Section 4001(a)(16) of ERISA, exceeds the fair market value of all assets of Plans subject to Title IV of ERISA (determined as of the most recent valuation date for such Plan on the basis of assumptions prescribed by the Pension Benefit Guaranty Corporation for the purpose of Section 4044 of ERISA), by no more than $1.9 million.  Neither Issuer nor any ERISA Affiliate is subject to any present or potential withdrawal liability pursuant to Title IV of ERISA and no multiemployer plan (with the meaning of Section 4001(a)(3) of ERISA) to which the Issuer or any ERISA Affiliate has an obligation to contribute or any liability, is or is likely to be disqualified for tax purposes, in reorganization within the meaning of Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA).  No liability (other than liability to make periodic contributions to fund benefits) with respect to any Plan of Issuer, or Plan subject to Title IV of ERISA or any ERISA Affiliate, has been, or is expected to be, incurred by Issuer or an ERISA Affiliate, either directly or indirectly.  All Plans of Issuer are in material compliance with ERISA and the Code.  No lien under Section 412 of the Code or 302(f) of ERISA or requirement to provide security under the Code or ERISA has been or is reasonably expected by Issuer to be imposed on its assets.  The Issuer does not have any obligation under any collective bargaining agreement.  As of the Restatement Date, the Issuer is not an “employee benefit plan” with the meaning of ERISA or a “plan” within the meaning of Section 4975 of the Code and assets of the Issuer do not constitute “plan assets” within the meaning of Section 2510.3-101 of the regulations of the Department of Labor.

Ownership of Issuer

.  The Issuer is a wholly-owned Subsidiary of TL.

Use of Proceeds

.   The Issuer shall, subject to any restrictions contained in the Indenture or this Supplement, use the proceeds from the issuance of the Series 2012-1 Notes (i) to acquire additional Eligible Containers and other Collateral, (ii) to pay the costs of issuance or restatement of the Series 2012-1 Notes and the Series 2012-1 Related Documents, (iii) to repay other indebtedness include payments on other Series of Notes issued by the Issuer, and (iv) for general corporate purposes.

If a DSCR Sweep Event and/or a Residual Cash Sweep is continuing on the funding date of a Series 2012-1 Advance, the proceeds of such Series 2012-1 Advance shall be used solely to acquire additional Eligible Containers and related assets, subject to any restrictions contained in the Indenture.

Security Interest Representations

.

(a)The Indenture creates a valid and continuing security interest (as defined in the applicable UCC) in the Containers and the proceeds thereof in favor of the Indenture Trustee, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Issuer.

(b)The Containers constitutes "goods" within the meaning of the applicable UCC.

(c)The Issuer owns and has good and marketable title to the Containers free and clear of any Lien, claim, or encumbrance of any Person.

(d)The Issuer has caused or will have caused, within ten days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Containers and the proceeds thereof granted to the Indenture Trustee under the Indenture.

(e)Other than the security interest granted to the Indenture Trustee pursuant to the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Containers or the proceeds thereof.  The Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Containers  or the proceeds thereof other than any financing statement relating to the security interest granted to the Indenture Trustee under the Indenture or that has been terminated.  The Issuer is not aware of any judgment or tax lien filings against the Issuer.

(f)No creditor of the Issuer other than Indenture Trustee has in its possession any goods that constitute or evidence the Containers or the proceeds thereof.

(g)The Indenture creates a valid and continuing security interest (as defined in the applicable UCC) in the Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account in favor of the Indenture Trustee, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Issuer.

(h)All Eligible Investments have been and will have been credited to one of the Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account.  The securities intermediary for each Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account has agreed to treat all assets credited to the Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account as "financial assets" within the meaning of the UCC.

(i)The Issuer owns and has good and marketable title to each of the Trust Account, the Restricted Cash Account, the Series 2012-1 Series Account and the Eligible Investments credited thereto (collectively, the “Securities Entitlements Collateral”) free and clear of any Lien, claim, or encumbrance of any Person.

(j)The Issuer has received all consents and approvals required by the terms of the Eligible Investments to the transfer to the Indenture Trustee all of its interest and rights in the Eligible Investments.

(k)The Issuer has delivered to Indenture Trustee a fully executed agreement pursuant to which the securities intermediary has agreed to comply with all instructions originated by the Indenture Trustee relating to the Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account without further consent by the Issuer.

(l)Other than the security interest granted to the Indenture Trustee pursuant to the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Securities Entitlement Collateral.  The Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Securities Entitlement Collateral other than any financing statement relating to the security interest granted to the Indenture Trustee hereunder or that has been terminated.

(m)The Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account are not in the name of any person other than the Issuer or the Indenture Trustee.  The Issuer has not consented to the securities intermediary of any Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account to comply with entitlement orders of any person other than the Indenture Trustee.

(n)The Indenture creates a valid and continuing security interest (as defined in the applicable UCC) in the Issuer’s contractual rights under any Interest Rate Hedge Agreement, the Contribution and Sale Agreement and the Management Agreement (collectively, the “General Intangible Collateral”) in favor of the Indenture Trustee, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Issuer.

(o)The Issuer’s contractual rights under any Interest Rate Hedge Agreement, the Contribution and Sale Agreement and the Management Agreement constitute "general intangibles" within the meaning of the applicable UCC.

(p)The Issuer owns and has good and marketable title to the General Intangible Collateral free and clear of any Lien, claim, or encumbrance of any Person.

(q)The Issuer has received all consents and approvals required by the terms of the General Intangible Collateral to pledge such General Intangibles Collateral to the Indenture Trustee.

(r)The Issuer has caused or will have caused, within ten days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the General Intangible Collateral granted to the Indenture Trustee.

(s)Other than the security interest granted to the Indenture Trustee pursuant to the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the General Intangible Collateral.  The Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the General Intangible Collateral other than any financing statement relating to the security interest granted to the Indenture Trustee hereunder or that has been terminated.  The Issuer is not aware of any judgment or tax lien filings against the Issuer.

The representations and warranties set forth in this Section 621 shall survive until this Supplement is terminated in accordance with its terms and the terms of the Indenture.  Any breaches of the representations and warranties set forth in this Section 621 may be waived by the Indenture Trustee, only with the prior written consent of the Control Party, and satisfaction of the Rating Agency Condition.

FATCA.

This Supplement is a material modification of the Series 2012-1 Notes for FATCA purposes.

Other Series of Notes

.  The Issuer has not:

(x)issued any obligations that (a) constitute asset-backed commercial paper, or (b) are securities required to be registered under the Securities Act of 1933 or that may be offered for sale under Rule 144A of the Securities and Exchange Commission thereunder, or

(y)issued any other debt obligations or equity interests,

in each case, other than (i) debt obligations substantially similar to the obligations of the Issuer under this Supplement that are (A) issued to the other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in the Series 2012-1 Related Documents, and (ii) equity interests issued to TL or its Affiliates under the terms of the memorandum of association and bye-laws of the Issuer.

Survival of Representations and Warranties

.  So long as any of the Series 2012-1 Notes shall be Outstanding and until payment and performance in full of the Aggregate Outstanding Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.

ARTICLE VII
Miscellaneous Provisions

Ratification of Indenture

.  As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken and construed as one and the same instrument.

Counterparts

.  This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart hereof by facsimile or by electronic means shall be equally effective as the delivery of an originally executed counterpart.

Governing Law

.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Notices

.  All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: 600 S. 4th Street, MAC N9300-061, Minneapolis, Minnesota, 55479, Attention:  Corporate Trust Services/Asset-Backed Administration, and (b) in the case of the Issuer, at the following address: Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Executive Vice President - Asset Management, with a copy to each: (i) Textainer Equipment Management Limited at its address at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Executive Vice President - Asset Management, and (ii) Textainer Equipment Management (U.S.) Limited at its address at 650 California Street, 16th floor, San Francisco, CA 94108, Telephone: (415) 658-8363, Facsimile: (415) 434-0599, Attention: Executive Vice President - Asset Management, or at such other address as shall be designated by such party in a written notice to the other parties.  Any notice required or permitted to be given to a Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Holder as shown in the Note Register or to the telephone and fax number furnished by such Noteholder. Notice shall be effective and deemed received (a) upon receipt, if sent by courier or U.S. mail, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand.

Amendments, Waivers and Modifications of this Supplement

.

(a)Any amendment, modification or waiver of terms of this Supplement shall be deemed a Supplement subject to Article 10 of the Indenture.  Except for the matters set forth in Section 210(a)(i), Sections 705(b), 705(c) and 705(d), the terms of this Supplement and the term used herein may be waived, modified, or amended only in a written instrument signed by each of the Issuer, the Control Party and the Indenture Trustee (except with respect to the matters set forth in Section 1001(a) of the Indenture, in the case of which any such waiver, modification or amendment shall be made subject to the terms of such Section 1001).

(b)An amendment, modification or waiver of the following matters may be effectuated only in a written instrument signed by each of the Issuer, the Indenture Trustee and the Super Majority of Holders:

(i)an amendment to the provisions of this Section 705(b); or

(ii)except for the matters set forth in Section 705(d)(ii), an amendment, modification or waiver of the definitions of the terms “Advance Rate” (in a manner that would increase such amount), “Asset Base” (in a manner that would increase such amount), “Senior Asset Base” (in a manner that would increase such amount), “Subordinate Asset Base” (in a manner that would increase such amount), “Restricted Cash Target Amount” (in a manner that would decrease such amount) or “Eligible Letter of Credit” (in a manner that would make such definition less restrictive, as evidenced by an Officer’s Certificate to that effect, delivered to the Indenture Trustee; provided that if an Officer’s Certificate is delivered to the Indenture Trustee certifying that an amendment, modification or waiver of the definition of the term “Eligible Letter of Credit” would make such definition more restrictive, or no less restrictive, then such amendment, modification or waiver shall require the consent of the Control Party, rather than the Super Majority of Holders).

(c)An amendment, modification or waiver of each of the following matters may be effectuated only in a written instrument signed by each affected Series 2012-1 Noteholder:

(i)any increase in the Series 2012-1 Note Commitment of such Series 2012-1 Noteholder or extension of the Conversion Date, and the Series 2012-1 Note Purchase Agreement may only be amended, in accordance with the provisions of Section 9.1 of the Series 2012-1 Note Purchase Agreement; or

(ii)subject to Section 210(a)(i), any waiver of any conditions precedent set forth in Article V hereof, or a reduction, modification or amendment of any rights,

indemnification, Breakage Costs or amounts under Sections 205 or 208 owing or accruing to any Series 2012-1 Noteholder.

(d)An amendment, modification or waiver of each of the following matters may be effectuated only in a written instrument signed by each of the Series 2012-1 Noteholders:

(i)an amendment of this Section 705(d);

(ii)an amendment, modification or waiver of any provision of this Supplement that expressly states that any amendment, modification, waiver thereof, or non-conformity with such provision, requires the consent or approval of all of the Series 2012-1 Noteholders, or

(iii)an amendment requiring the consent of each affected Series 2012-1 Noteholder pursuant to the provisions of Section 1002(a)(i) of the Indenture.

(e)Promptly after the execution by the Issuer and the Indenture Trustee of any written instrument pursuant to this Section, the Indenture Trustee shall mail to the Noteholders, the Administrative Agent, and each Interest Rate Hedge Provider, a copy of such Supplement.  Any failure of the Indenture Trustee to mail such copy, or any defect therein, shall not, however, in any way impair or affect the validity of any such Supplement.

Consent to Jurisdiction

.  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.  THE ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES COGENCY GLOBAL INC. (FORMERLY KNOWN AS NATIONAL CORPORATE RESEARCH LTD.) HAVING AN ADDRESS AT 10 E. 40TH STREET, 10TH FLOOR, NEW YORK, NY 10016, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND THE ISSUER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON.  THE ISSUER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS SUPPLEMENT SHALL HAVE BEEN PAID IN FULL.  IF SUCH AGENT SHALL CEASE TO SO ACT, THE ISSUER SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

Waiver of Jury Trial

.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS SUPPLEMENT OR ANY OTHER SERIES 2012-1 RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

Successors

.  This Supplement shall inure to the benefit of and be binding upon the Issuer, the Indenture Trustee and, by its acceptance of any Series 2012-1 Note or any legal or beneficial interest therein, each Series 2012-1 Noteholder and each of such Person’s successors and assigns.

Nonpetition Covenant

.  Each Series 2012-1 Noteholder by its acquisition of a Series 2012-1 Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement insolvency or liquidation Proceedings, or other Proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one (1) year and one (1) day after the last date on which any Note of any Series was Outstanding.

Transactions Under Prior Agreement

.  On the Restatement Date, the Prior Agreement shall be amended and restated as provided in this Supplement and shall be superseded by this Supplement.  The terms and conditions of this Supplement shall apply to all of the Liens created by, and all of the rights, obligations and remedies incurred by, the Issuer under the Prior Agreement, and the Issuer agrees that this Supplement is not intended to constitute a discharge of the rights, obligations (including any unpaid Series 2012-1 Advances) and remedies existing under the Prior Agreement.

Reports, Financing Statements and other Information to Series 2012-1 Noteholders

.  The Indenture Trustee will make available promptly upon receipt thereof to the Series 2012-1 Noteholders via the Indenture Trustee’s internet website at www.CTSLink.com the financial statements referred to in Section 7.2 of the Management Agreement, the Manager Report, the Asset Base Report, and the annual insurance confirmation; provided, that, as a condition to access to the Indenture Trustee’s website, the Indenture Trustee shall require each such Series 2012-1 Noteholder to execute the Indenture Trustee’s standard form documentation, and upon such execution, each such Series 2012-1 Noteholder shall be deemed to have certified to the Indenture Trustee it (i) is a Series 2012-1 Noteholder, (ii) understands that such items contain material nonpublic information (within the meaning of U.S. Federal securities laws), (iii) is requesting the information solely for use in evaluating such party’s investment in the Series 2012-1 Notes and will keep such information strictly confidential (with such exceptions and restrictions to distribution of the information as are more fully set forth in the information request certification) and (iv) is not a Competitor. Each time a Series 2012-1 Noteholder accesses the internet website, it will be deemed to have confirmed the representations and warranties made pursuant to the confirmation as of the date of such access. The Indenture Trustee will provide the Issuer with copies of such information request certification. Assistance in using the Indenture Trustee’s website can be obtained by calling the Indenture Trustee’s customer service desk at (866) 846-4526.  The Indenture Trustee makes no representation or warranty as to the accuracy of such documents and assumes no responsibility.

Patriot Act

.  The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Indenture Trustee in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Indenture Trustee.  Each party hereby agrees that it shall provide the Indenture Trustee with such information as the Indenture Trustee may request that will help Indenture Trustee to identify and verify each party's identity, including without limitation each party's name, physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Definitive Notes

.  Each Series 2012-1 Noteholder shall provide Noteholder Tax Identification Information (including, if requested, a transfer statement in accordance with Treasury Regulation section 1.6045A-1(a)(1)) requested by the Indenture Trustee to comply with its cost basis reporting obligations under the Code.  Each Series 2012-1 Noteholder or holder of an interest in a Note, by acceptance of such Series 2012-1 Note or such interest in such Series 2012-1 Note, will be deemed to have agreed to provide the Issuer and the Indenture Trustee with such Noteholder Tax Identification Information referred to in the preceding sentence as requested from time to time by the Issuer or the Indenture Trustee.

Noteholder Information

.  Each Noteholder or holder of an interest in a Series 2012-1 Note, by acceptance of such Series 2012-1 Note or such interest in such Series 2012-1 Note, will be deemed to have agreed to provide the Issuer and the Indenture Trustee with such Noteholder Tax Identification Information as requested from time to time by the Issuer or the Indenture Trustee.  Each Noteholder or holder of an interest in a Series 2012-1 Note will be deemed to understand that each of the Issuer and the Indenture Trustee has the right to (i) withhold tax (including, without limitation, FATCA Withholding Tax) on interest and other applicable amounts under the Code (without any corresponding gross-up) payable with respect to each holder of a Series 2012-1 Note, or to any beneficial owner of an interest in a Series 2012-1 Note, that fails to comply with the foregoing requirements, fails to establish an exemption of such withholding or as otherwise required under the Code or other Applicable Law (including, for the avoidance of doubt, FATCA) and (ii) provide such information and documentation and any other information concerning its interest in the applicable Series 2012-1 Note to the IRS and any other relevant U.S. or foreign tax authority. Upon request from the Indenture Trustee, the Issuer will provide such additional information that it may have to assist the Indenture Trustee in making any withholdings or informational reports.

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS II LIMITED

By:   /s/ Michael Harvey

Name:  Mihcael Harvey

Title:  Executive Vice President

Second Amended and Restated Series 2012-1 Supplement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:  /s/ Anthony Cubes

Name:  Anthony Cubes

Title:  Assistant Vice President

Second Amended and Restated Series 2012-1 Supplement

IN WITNESS WHEREOF, each of the undersigned Series 2012-1 Noteholders hereby consents to the terms of this Supplement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Jerri Kallam

Name:Jerri Kallam

Title:Director

Second Amended and Restated Series 2012-1 Supplement

BANK OF AMERICA, N.A.

By: /s/ William Heskett

Name:William Heskett

Title:Managing Director

Second Amended and Restated Series 2012-1 Supplement

ING BELGIUM SA/NV

By: /s/ Marc Hanssens

Name:Marc Hanssens

Title:Head of Project Finance

Second Amended and Restated Series 2012-1 Supplement

KEYBANK NATIONAL ASSOCIATION

By: /s/ Richard Andersen

Name:Richard Andersen

Title:Designated Signer

Second Amended and Restated Series 2012-1 Supplement

ROYAL BANK OF CANADA

By: /s/ Kevin P. Wilson

Name:Kevin P. Wilson

Title:Authorized Signatory

Second Amended and Restated Series 2012-1 Supplement

ABN AMRO CAPITAL USA LLC

By: /s/ Ross Briggs

Name:/s/ Ross Briggs

Title:Vice President

Second Amended and Restated Series 2012-1 Supplement

SUNTRUST BANK

By:   /s/ Pawan Churiwal

Name:   Pawan Churiwal

Title: Vice President

Second Amended and Restated Series 2012-1 Supplement

Withdrawing Noteholders

SANTANDER BANK, N.A.

By:   /s/ Paul Lammey

Name: Paul Lammey

Title:  Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:  /s/ Patrick Hart

Name:  Patrick Hart

Title: Authorized Signatory

Second Amended and Restated Series 2012-1 Supplement

EXHIBIT A

Form of Series 2012-1 Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE OFFERED FOR SALE, TRANSFER OR ASSIGNMENT UNLESS (1) SO REGISTERED OR THE TRANSACTION RELATING THERETO SHALL BE EXEMPT WITHIN THE MEANING OF SUCH ACT AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ADOPTED THEREUNDER AND (2) SUCH TRANSACTION COMPLIES WITH THE PROVISIONS SET FORTH IN SECTION 205 OF THE INDENTURE. BECAUSE OF THE PROVISIONS FOR THE PAYMENT OF PRINCIPAL CONTAINED HEREIN, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANYONE PURCHASING THIS NOTE MAY ASCERTAIN THE OUTSTANDING PRINCIPAL AMOUNT HEREOF BY INQUIRY TO THE INDENTURE TRUSTEE.

TEXTAINER MARINE CONTAINERS II LIMITED
SECURED NOTE,
SERIES 2012-1

Up to $[___],000,000.00No. [__]
August __, 2017

KNOW ALL PERSONS BY THESE PRESENTS that Textainer Marine Containers II Limited, a company organized and existing under the laws of Bermuda (the “Issuer”), for value received, hereby promises to pay to [_______________] or its registered assigns, at the principal corporate trust office of the Indenture Trustee named below, (i) the principal sum of up to [________] Million Dollars ($[___],000,000), which sum shall be payable on the dates and in the amounts set forth in the Second Amended and Restated Indenture, dated as of August __, 2017 (as amended, restated, supplemented or modified from time to time, the “Indenture”), and the Second Amended and Restated Series 2012-1 Supplement, dated as of August __, 2017 (as amended, restated, supplemented or modified from time to time, the “Series 2012-1 Supplement”), each between the Issuer and Wells Fargo Bank, National Association and (ii) interest on the outstanding principal amount of this Series 2012-1 Note on the dates and in the amounts set forth in the Indenture and the Series 2012-1 Supplement. A record of each Series 2012-1 Advance, Prepayment and repayment shall be made by the related Series 2012-1 Noteholder and absent manifest error such record shall be conclusive.  Capitalized terms not otherwise defined herein will have the meaning set forth in the Indenture and the Series 2012-1 Supplement.

Payment of the principal of and interest on this Series 2012-1 Note shall be made in lawful money of the United States of America which at the time of payment is legal tender for payment of public and private debts. The principal balance of, and interest on, this Series 2012-1 Note is payable at the times and in the amounts set forth in the Indenture and the Series 2012-1

Supplement by wire transfer of immediately available funds to the account designated by the Holder of record on the immediately preceding Record Date.

This Series 2012-1 Note is one of the authorized notes identified in the title hereto and issued in the aggregate principal amount of up to One Billion Two Hundred Million Dollars ($1,200,000,000) pursuant to the Indenture and the Series 2012-1 Supplement.

The Series 2012-1 Notes shall be an obligation of the Issuer and shall be secured by the Collateral, all as defined in, and subject to limitations set forth in, the Indenture and the Series 2012-1 Supplement.

This Series 2012-1 Note is transferable as provided in the Indenture and the Series 2012-1 Supplement, subject to certain limitations therein contained, only upon the books for registration and transfer kept by the Indenture Trustee, and only upon surrender of this Series 2012-1 Note for transfer to the Indenture Trustee duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Indenture Trustee duly executed by, the registered Holder hereof or his attorney duly authorized in writing. The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax, expense, or other governmental charge payable in connection with any transfer or exchange of this Series 2012-1 Note.

The Issuer, the Indenture Trustee and any agent of the Issuer may treat the person in whose name this Series 2012-1 Note is registered as the absolute owner hereof for all purposes, and neither the Issuer, the Indenture Trustee, nor any other such agent shall be affected by notice to the contrary.

This Series 2012-1 Note is subject to Prepayment, at the times and subject to the conditions set forth in the Indenture and the Series 2012-1 Supplement.

If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Series 2012-1 Note may be declared to be due and payable in the manner and with the effect provided in the Indenture and the Series 2012-1 Supplement.

The Indenture permits, with certain exceptions as therein provided, the issuance of supplemental indentures with the consent of the Requisite Global Majority, in certain specifically described instances. Any consent given by the Requisite Global Majority shall be conclusive and binding upon the Holder of this Series 2012-1 Note and on all future holders of this Series 2012-1 Note and of any Series 2012-1 Note issued in lieu hereof whether or not notation of such consent is made upon this Series 2012-1 Note. Supplements and amendments to the Indenture and the Series 2012-1 Supplement may be made only to the extent and in circumstances permitted by the Indenture and the Series 2012-1 Supplement.

The Holder of this Series 2012-1 Note shall have no right to enforce the provisions of the Indenture or the Series 2012-1 Supplement or to institute action to enforce the covenants, or to take any action with respect to a default under the Indenture or the Series 2012-1 Supplement, or to institute, appear in or defend any suit or other Proceedings with respect thereto, except as provided under certain circumstances described in the Indenture and the Series 2012-1 Supplement; provided, however, that nothing contained in the Indenture or the Series 2012-1

Supplement shall affect or impair any right of enforcement conferred on the Holder hereof to enforce any payment of the principal of and interest on this Series 2012-1 Note on or after the due date thereof; provided further, however, that by acceptance hereof the Holder is deemed to have covenanted and agreed that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation Proceedings, or other Proceedings under any applicable bankruptcy or similar law, at any time other than at such time as: permitted by Section 1311 of the Indenture.

All terms and provisions of the Indenture and the Series 2012-1 Supplement are herein incorporated by reference as if set forth herein in their entirety.

IT IS HEREBY CERTIFIED, RECITED AND DECLARED, that all acts, conditions and things required to exist, happen and be performed precedent to the execution and delivery of the Indenture and the Series 2012-1 Supplement and the issuance of this Series 2012-1 Note and the issue of which it is a part, do exist, have happened and have been timely performed in regular form and manner as required by law.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee by manual signature of one of its authorized officers, this Series 2012-1 Note shall not be entitled to any benefit under the Indenture or the Series 2012-1 Supplement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Textainer Marine Containers II Limited has caused this Series 2012-1 Note to be duly executed by its duly authorized representative, on this ___ day of ______________ 2017.

TEXTAINER MARINE CONTAINERS II LIMITED

By:

Name:

Title:

This Note is one of the Series 2012-1 Notes described in the within-mentioned Indenture and the Series 2012-1 Supplement.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Indenture Trustee

By:

Name:

Title:

SCHEDULE 1

MINIMUM TARGETED PRINCIPAL BALANCE PERCENTAGE

Period (Months Elapsed From Conversion Date)	Minimum Targeted Principal Balance Percentage
0	100.00%
1	99.44%
2	98.89%
3	98.33%
4	97.78%
5	97.22%
6	96.67%
7	96.11%
8	95.56%
9	95.00%
10	94.44%
11	93.89%
12	93.33%
13	92.78%
14	92.22%
15	91.67%
16	91.11%
17	90.56%
18	90.00%
19	89.44%
20	88.89%
21	88.33%
22	87.78%
23	87.22%
24	86.67%
25	86.11%
26	85.56%
27	85.00%
28	84.44%
29	83.89%
30	83.33%
31	82.78%
32	82.22%
33	81.67%
34	81.11%
35	80.56%
36	80.00%
37	79.44%

1

Period (Months Elapsed From Conversion Date)	Minimum Targeted Principal Balance Percentage
38	78.89%
39	78.33%
40	77.78%
41	77.22%
42	76.67%
43	76.11%
44	75.56%
45	75.00%
46	74.44%
47	73.89%
48	0.00%

2

SCHEDULE 2

SCHEDULED TARGETED PRINCIPAL BALANCE PERCENTAGE1

Period (Months Elapsed From Conversion Date)	Scheduled Targeted Principal Balance Percentage
0	100.00%
1	99.17%
2	98.33%
3	97.50%
4	96.67%
5	95.83%
6	95.00%
7	94.17%
8	93.33%
9	92.50%
10	91.67%
11	90.83%
12	90.00%
13	89.17%
14	88.33%
15	87.50%
16	86.67%
17	85.83%
18	85.00%
19	84.17%
20	83.33%
21	82.50%
22	81.67%
23	80.83%
24	80.00%
25	79.17%
26	78.33%
27	77.50%
28	76.67%
29	75.83%
30	75.00%
31	74.17%
32	73.33%
33	72.50%

[1]	Confirm.

1

Period (Months Elapsed From Conversion Date)	Scheduled Targeted Principal Balance Percentage
34	71.67%
35	70.83%
36	70.00%
37	69.17%
38	68.33%
39	67.50%
40	66.67%
41	65.83%
42	65.00%
43	64.17%
44	63.33%
45	62.50%
46	61.67%
47	60.83%
48	0.00%

2